Exhibit 10(xi)

Share Purchase Agreement

dated October 6, 2004

among

RÜTGERS AG

RÜTGERS Bakelite Projekt GmbH

and

National Borden Chemical Germany GmbH

Borden Chemical Inc.

regarding the sale and purchase of the Bakelite Group

TABLE OF CONTENTS

TABLE OF CONTENTS		2

List of Exhibits		6

Recitals		7

Section 1 Sale and Purchase of the Sold Shares		8

1.1	Agreement to Sell and Purchase	8

1.2	Share Transfer	9

Section 2 Purchase Price		9

2.1	Purchase Price	9

2.2	Payment on the Closing Date	12

2.3	Settlement Payments after the Closing Date	12

2.4	Mode of Payment; Default; Set-off	13

Section 3 Effective Date Financial Statements		14

3.1	Preparation of Effective Date Financial Statements	14

3.2	Accounting Principles	14

3.3	Review of Effective Date Financial Statements	15

3.4	Dispute Resolution	16

3.5	Final Amounts	17

Section 4 Closing		17

4.1	Place and Time of Closing	17

4.2	Conditions to Closing	17

4.3	Merger Control Proceedings; Other Regulatory Requirements	21

4.4	Actions on the Closing Date	23

Section 5 Representations of Sellers		23

5.1	Legal Organization of Sellers and the Bakelite Group	24

5.2	Ownership of Shares; Shareholdings	25

5.3	Authorization of Sellers	26

5.4	Financial Statements	27

5.5	Assets; Encumbrances	28

5.6	Intellectual Property Rights	29

5.7	Governmental Permits; Compliance with Laws; State Aids	32

5.8	Litigation; Disputes	34

5.9	Employee and Labor Matters	34

5.10	Material Agreements	39

5.11	Insurance Coverage	41

5.12	Product Liability	42

5.13	Finders’ Fees	42

5.14	Conduct of Business since December 31, 2003	42

5.15	Affiliate Transactions	44

5.16	No Other Representations or Warranties	44

Section 6 Representations and Warranties of Purchaser		44

6.1	Existence and Authorization of Purchaser and Purchaser’s Parent	44

6.2	Finders’ Fees	45

6.3	Financial Capability	45

6.4	Purchase for Interest	45

Section 7 Covenants		46

7.1	Conduct of Business Prior to Closing	46

7.2	Financing of the Bakelite Group	49

7.3	Termination of Domination and Profit and Loss Transfer Agreement of Bakelite; Change of Business and Fiscal Year of Bakelite and MGS Kunstharzprodukte GmbH	50

7.4	Release from Guarantees	51

7.5	Resignations	52

7.6	Covenant not to Compete	52

7.7	Confidentiality	53

7.8	Corporate Names and Sellers’ Marks	54

7.9	Access to Information	54

7.10	Further Assurances; Cooperation	56

7.11	US Financial Statements	57

7.12	Assignment of Agreements	58

Section 8 Indemnification		59

8.1	Indemnification by Sellers and Purchaser	59

8.2	Losses Reflected in Financial Statements	61

8.3	Disclosed or Known Matters	61

8.4	Thresholds and Limitations of Sellers’ Liability	61

8.5	Limitation Periods	63

8.6	Indemnification Procedures	64

8.7	No Additional Rights or Remedies	65

Section 9 Taxes		66

9.1	Definitions	66

9.2	Tax Representations	68

9.3	Preparation of Tax Returns and Payment of Tax	69

9.4	Tax Covenants	70

9.5	Tax Refunds	71

9.6	Tax Indemnification	72

9.7	Indemnification Procedures	74

9.8	Cooperation on Tax Matters	75

Section 10 Environmental Matters		76

10.1	Definitions	76

10.2	Environmental Representations	78

10.3	Environmental Indemnity	79

10.4	Exclusion of Sellers’ Liability	81

10.5	Limitations	82

10.6	Indemnification Procedures	82

10.7	Additional Rights and Remedies; Counter-Indemnity	83

Section 11 Other Indemnifications		84

11.1	Bozzetto Agreement	84

11.2	Pension Obligations	85

11.3	Biodiesel Agreement	85

11.4	Sole Shareholder Declaration Bakelite Ibérica S.A.	86

Section 12 Joint and Several Liability		87

Section 13 Miscellaneous		87

13.1	Notices	87

13.2	Public Disclosure, Confidentiality	88

13.3	Costs and Expenses	89

13.4	Binding Effect; Entire Agreement; Amendments and Waivers	89

13.5	Assignments; Third Party Beneficiaries	90

13.6	Governing Law; Jurisdiction; Service of Process	90

13.7	Interpretation	91

13.8	Severability	91

13.9	Definitions	92

List of Exhibits

Exhibit R	Entities of the Bakelite Group
Exhibit 2.1	EBITDA adjustment
Exhibit 2.1 (1)	Items included in the Effective Date Cash
Exhibit 2.1 (2)	Items included in the Effective Date Financial Debt
Exhibit 2.1 (3)	Definition of Effective Date Working Capital
Exhibit 2.1 (4)	Sample calculation
Exhibit 3.2 (1)	Specific accounting principles and policies
Exhibit 3.2 (2)	Reference Financial Statements
Exhibit 4.2 (c)	Commitment Letters
Exhibit 4.4 (a)	Form of share transfer agreement
Exhibit 4.4 (e)	Certain agreements to be entered into between entities of the RÜTGERS Group and the Bakelite Group on the Closing Date
Exhibit 5 (1)	Disclosure Schedule
Exhibit 5 (2)	Persons relevant for Sellers’ Knowledge
Exhibit 5.4 (b)	June 30, 2004 Financial Statements
Exhibit 7.2 (a)	Loans to be repaid before the Closing Date
Exhibit 7.4 (1)	Sellers’ Guarantees
Exhibit 7.4 (2)	Form of bank guarantee (Sellers’ Guarantees)
Exhibit 7.5	Resignations of certain board members
Exhibit 8.3	Persons relevant for Purchaser’s knowledge
Exhibit 9.1	Certain public charges excluded from the definition of Taxes
Exhibit 9.4 (a)	Holding periods
Exhibit 10.1 (1)	Certain ongoing environmental monitoring measures
Exhibit 10.1 (2)	HPC Reports
Exhibit 10.1 (3)	Duisburg Contamination

This Share Purchase Agreement (the “Agreement”) is entered into on this 6th day of October 2004, by and among

(1)	RÜTGERS AG, a stock corporation incorporated under German law, registered in the commercial register of the local court of Essen/Germany under HR B 12110,

(hereinafter referred to as “RÜTGERS”),

(2)	RÜTGERS Bakelite Projekt GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Essen/Germany under HR B 16842,

(hereinafter referred to as “RÜTGERS Bakelite”),

(RÜTGERS and RÜTGERS Bakelite collectively hereinafter referred to as “Sellers”, each of them a “Seller”),

and

(3)	National Borden Chemical Germany GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Hamburg/Germany, under HR B 91667,

(hereinafter referred to as “Purchaser”),

(4)	Borden Chemical, Inc., a corporation incorporated under the laws of New Jersey, USA

(hereinafter referred to as “Purchaser’s Parent”)

Recitals

1.	Sellers are the owners of 100% of the issued share capital of Bakelite Aktiengesellschaft, registered in the commercial register of Iserlohn/Germany under HR B 1839 (hereinafter referred to as “Bakelite”). Bakelite has a registered share capital of EUR 25,600,000.00, divided into 1,000,000 bearer shares with no par value, 51,000 of which are owned by RÜTGERS and 949,000 of which are owned by RÜTGERS Bakelite. The shares are represented by two share certificates (Globalurkunden), one of which representing 949,000 shares (no. 1 - 949,000) and the other representing 51,000 shares (no. 949,001 - 1,000,000).

2.	Bakelite is the parent company of a group engaged in the production and distribution of phenolic and epoxy resins and thermosetting (duroplastische) and thermoplastic (thermoplastische) molding compounds used in various industries (the “Business”). Bakelite, directly or indirectly, owns the interests in the subsidiaries set out in Exhibit R. Bakelite and the subsidiaries set out in Exhibit R are referred to herein as the “Companies” or, collectively, the “Bakelite Group”. The business of the Bakelite Group is organized into the following two business units (each of them a “Business Unit”): (i) epoxy resins (“BU EP”), and (ii) phenolic resins and thermosetting and thermoplastic molding compounds (“BU PF”).

3.	RÜTGERS and its subsidiaries (at the relevant time) within the meaning of Section 17 of the German Stock Corporation Act (AktG), other than the Companies, are referred to herein as the “RÜTGERS Group”. Purchaser’s Parent, Purchaser and their subsidiaries (at the relevant time) within the meaning of Section 17 of the German Stock Corporation Act (AktG) are referred to herein as the “Purchaser’s Group”.

4.	Sellers wish to divest themselves of the Bakelite Group and Purchaser wishes to acquire Sellers’ interests in Bakelite.

Therefore, Sellers, Purchaser and Purchaser’s Parent (collectively hereinafter referred to as “Parties” and individually a “Party”) agree as follows:

Section 1

Sale and Purchase of the Sold Shares

1.1	Agreement to Sell and Purchase

Upon the terms and conditions of this Agreement and subject to the condition precedent (aufschiebende Bedingung) set forth in Section 4.2 (a) below,

(a)	RÜTGERS hereby sells to Purchaser, and Purchaser hereby purchases from RÜTGERS, 51,000 shares in Bakelite owned by RÜTGERS as set forth in paragraph 1 of the Recitals;

(b)	RÜTGERS Bakelite hereby sells to Purchaser, and Purchaser hereby purchases from RÜTGERS Bakelite, 949,000 shares in Bakelite owned by RÜTGERS Bakelite as set forth in paragraph 1 of the Recitals.

The shares sold pursuant to this Section 1.1 (a) and (b) are collectively referred to herein as the “Sold Shares”. The Sold Shares are sold to Purchaser with all rights and obligations pertaining thereto with economic effect as of the last day of the month in which the Closing (as defined in Section 4.1) occurs or (if the Closing extends over more than one day) commences (24:00 hours) / beginning of the immediately succeeding day (0:00 hours) (hereinafter referred to as the “Effective Date”).

1.2	Share Transfer

At the Closing, Sellers shall assign and transfer, with effect of the Effective Date, the Sold Shares to Purchaser in accordance with Section 4.4.

Section 2

Purchase Price

2.1	Purchase Price

The purchase price for the Sold Shares (the “Purchase Price”) shall be equal to

(i)	EUR 275,000,000 (in words: Euro two hundred seventy five million) (the “Bid Value”);

(ii)	plus an amount equal to the Effective Date Cash (as defined below);

(iii)	minus an amount equal to the Effective Date Financial Debt (as defined below);

(iv)	minus a fixed amount of EUR 75,200,000 as a lump-sum adjustment with respect to the retirement and similar employee benefit obligations of the Bakelite Group;

(v)	plus an amount by which the Effective Date Working Capital (as defined below) exceeds an amount of EUR 117,500,000, or minus an amount by which the Effective Date Working Capital falls short of an amount of EUR 117,500,000; and

(vi)	minus any adjustment amount related to the 2004 Normalized EBITDA, as determined in accordance with Exhibit 2.1.

“Effective Date Cash” means the aggregate amount (including any accrued interest thereon) of any cash on hand, cheques, balances on accounts with banks, other financial institutions and any member of the RÜTGERS Group, liquid instruments or securities bought for the purpose of investing excess liquidity (which, in each case, have a maturity date of, or can be redeemed (without redemption premium or penalty) within, three months or less following the Effective Date (“Liquid Assets”)), in each case of the Bakelite Group and as of the Effective Date, comprising the line item “Cash and balances on bank accounts” (Kassenbestand und Guthaben bei Kreditinstituten) and any such cash and Liquid Assets included in the line item “Receivables and other assets” (Forderungen und sonstige Vermögensgegenstände) in the Effective Date Financial Statements, each as specified for illustration purposes in Exhibit 2.1 (1). Any items referred to in the category “Cash from sale of fixed assets and discontinuation of business” in Exhibit 2.1 (1) shall only qualify as Effective Date Cash to the extent the respective receivables will have been paid to the Bakelite Group prior to the delivery of the Effective Financial Statements in accordance with Section 3.1; to the extent that any payments with respect to such items are received by the Bakelite Group after the delivery of the Effective Date Financial Statements, they shall not be treated as Effective Date Cash, but Purchaser shall pay to Sellers (as an additional portion of the Purchase Price) an amount equal to such payments within 10 Business Days after which they have been received, to the extent that such receivables will have been paid within 18 months after the Effective Date, or shall otherwise ensure that, after such date, the respective receivables will be assigned to Seller. Effective Date Cash shall exclude any of the following items (referred to herein as “Trapped Cash”):

(a)	items which are subject to capital maintenance or capital surplus rules or similar statutory restrictions which require the holding of specific assets on separate accounts and the like; or

(b)	items which are required to be held as collateral or in escrow as a result of regulatory or contractual requirements during a period of more than one year after the Effective Date; or

(c)	items located in any country outside the European Union which (i) are subject to exchange control, taxation or other statutory restrictions which do not permit a free transfer to a jurisdiction where the Bakelite Group or the Purchaser’s Group is operating and (ii) are neither needed in the relevant jurisdiction for operational purposes in the ordinary course of business, consistent with past practice, nor can be used to reduce bank loans included in the Effective Date Financial Debt.

Purchaser shall procure that any items finally determined (pursuant to Section 3) to constitute Trapped Cash pursuant to subparagraph (c) above shall be transferred to Sellers or their designees, at the expense of Sellers, without undue delay, provided that such items are freely transferable (on or before the later of the day determined under Section 2.3 (a) or the expiration of six months after the Closing Date) to the jurisdictions designated by Sellers under applicable law.

“Effective Date Financial Debt” means the aggregate amount (including any accrued interest thereon) of all (interest-bearing and non-interest bearing) liabilities of the

Bakelite Group arising out of (i) borrowings (zinstragende und zinslose Darlehen) from banks or other third party lenders, (ii) balances on accounts with the RÜTGERS Group or any (direct or indirect) shareholder of RÜTGERS or entity affiliated with it (other than the Bakelite Group), (iii) unpaid purchase price considerations for businesses, order books or fixed assets (not included in trade payables) acquired by and transferred to the Bakelite Group prior to the Effective Date, and (iv) future commitments under financial leases (as defined under IAS 17) as of the Effective Date, in each case as specified for illustration purposes in Exhibit 2.1 (2).

The Effective Date Cash and the Effective Date Financial Debt shall also include any claim of Bakelite against RÜTGERS for the compensation of any loss (Verlustausgleich) or any claim of RÜTGERS against Bakelite for the transfer of any profit (Gewinnabführung), respectively, in each case as arising under the domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between RÜTGERS and Bakelite, as amended on March 1, 2004, and as shown in the financial statements (Einzelabschluss) of Bakelite as of the Effective Date, to the extent that such claims have not been settled (also by way of advance payments) as provided for in Section 7.3 (b) as of the Effective Date.

“Effective Date Working Capital” means the balance of the line items inventories (Vorräte) plus trade receivables (Forderungen aus Lieferungen und Leistungen) less trade payables (Verbindlichkeiten aus Lieferungen und Leistungen) (within the meaning of Section 266 (2) B I, B II 1, (3) C. 4 of the German Commercial Code (HGB), respectively), in each case including the respective balances on accounts of the RÜTGERS Group or any (direct or indirect) shareholder of RÜTGERS or any entity affiliated with it, accruals for outstanding invoices, notes and bills of exchange payable (account “Notes payable/Schuldwechsel”), in each case as specified for illustration purposes in Exhibit 2.1 (3).

Effective Date Cash, Effective Date Financial Debt and Effective Date Working Capital shall be the relevant amounts as shown in, or derived from, the Effective Date Financial Statements and the Effective Date Certificate, prepared in accordance with Section 3. For the avoidance of doubt, Effective Date Cash, Effective Date Financial Debt or Effective Date Working Capital shall not include any items which are included in any other of these positions.

Items included in Effective Date Cash, Effective Date Financial Debt and Effective Date Working Capital of InfraTec Duisburg GmbH and, for purposes of Exhibit 2.1, the EBITDA of InfraTec Duisburg GmbH shall be taken into account in proportion to the shareholding owned by Bakelite in InfraTec Duisburg GmbH (70% of the share capital). For illustration purposes, a sample calculation of the Purchase Price based on the consolidated financial statements of the Bakelite Group as of June 30, 2004, is attached hereto as Exhibit 2.1 (4).

2.2	Payment on the Closing Date

On the Closing Date, Purchaser shall pay, or cause to be paid, to Sellers an aggregate amount (the “Initial Payment Amount”) equal to Sellers’ good faith estimate of the Purchase Price. Sellers shall notify Purchaser of their good faith estimate of the Purchase Price at the latest ten Business Days prior to the prospective Closing Date, discuss with Purchaser, and consider in good faith, any comments Purchaser may have with respect to such estimate and adjust such estimate to the extent Sellers reasonably believe that it should be adjusted to reflect Purchaser’s comments. In no event shall the Initial Payment Amount be higher than EUR 199,800,000, minus the amount of any downpayment with respect to the profit transfer pursuant to Section 7.3 (b) made by Bakelite to RÜTGERS prior to the Closing.

2.3	Settlement Payments after the Closing Date

(a)	If the amount of the profits as of the Effective Date to be transferred by Bakelite to RÜTGERS pursuant to Section 7.3 (b) exceeds the amount of the profit transfer taken into account in the calculation of the Initial Payment Amount pursuant to Section 2.2, RÜTGERS shall pay to Purchaser an amount equal to the excess amount, simultaneously (Zug um Zug) with the payment of the profit transfer by Bakelite to RÜTGERS. Such amount paid by RÜTGERS shall qualify as a down-payment on the payment pursuant to Section 2.3 (b).

(b)	If the Purchase Price as finally determined in accordance with Section 2.1 (including Exhibit 2.1) and Section 3 is higher or lower than the Initial Payment Amount paid on the Closing Date in accordance with Section 2.2 (minus any adjustment amount paid by Seller pursuant to Section 2.3 (a)), the Parties shall pay (ausgleichen) (or cause to be paid) any differences within ten Business Days after the Purchase Price has been finally determined in accordance with Section 3 (provided that such amounts shall be deemed to have been finally determined upon any of the following: (i) the expiration of the eight weeks’ period referred to in Section 3.3 (a) or the two week period referred to in Exhibit 2.1 (as the case may be), if no notice of disagreement has been delivered by the relevant Party in accordance with Section 3.3 (c), (ii) any agreement by the Parties on all such amounts, or (iii) the delivery (Zugang) to both Sellers and Purchaser of the Accounting Firm’s opinion referred to in Section 3.4 (d)).

(c)	The amount of any payment to be made under Section 2.3 (b) shall bear interest from and including the Closing Date up to but excluding the date of payment at a rate of 6% per annum (calculated daily on the basis of the actual number of days elapsed and a year of 365 days and payable at the same time as the payment to which it relates).

(d)	To the extent possible, any payments (and interest thereon) under Section 2.3 and Section 7.2 (b) shall be set off against each other and only the balance shall be payable to Sellers or Purchaser, as the case may be.

(e)	The Parties agree that, upon the payments pursuant to this Section 2, all liabilities under any borrowings between the Bakelite Group and the RÜTGERS Group relating to periods prior to the Closing shall be finally settled. Subject to these payments having been made, RÜTGERS shall procure that no member of the RÜTGERS Group will raise any claims under such borrowings against any entity of the Bakelite Group and will indemnify the Bakelite Group from any such claim brought against it, and Purchaser shall indemnify and hold harmless all members of the RÜTGERS Group from any liability to any entity of the Bakelite Group with respect to such borrowings.

2.4	Mode of Payment; Default; Set-off

(a)	Any payments to be made under this Section 2 shall be made in Euro by irrevocable wire transfer of immediately available funds to the bank accounts of RÜTGERS (acting also on behalf of RÜTGERS Bakelite) or Purchaser (as the case may be) as designated by the relevant Party to the other Party at the latest five Business Days prior to the respective due date. Any payments under sentence 1 above shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges, other than those of the respective recipient’s bank) to the relevant bank account on, and as of a value date no later than, the relevant due date.

(b)	Any failure by either Party to make any payment pursuant to this Section 2 when it is due shall result in such Party’s immediate default (Verzug), without any reminder by the respective Party being required.

(c)	No Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this Section 2, except as otherwise explicitly set forth herein.

Section 3

Effective Date Financial Statements

3.1	Preparation of Effective Date Financial Statements

After the Effective Date, Purchaser shall (i) cause the Bakelite Group to prepare and deliver to the Parties as promptly as practicable, but in no event later than ten weeks, after the Effective Date, audited financial statements (Einzelabschlüsse) of the Companies as of the Effective Date and, based thereon, consolidated financial statements of the Bakelite Group as of the Effective Date (the “Effective Date Financial Statements”), together with an audit report prepared by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Düsseldorf (“PwC”), and (ii) deliver to Sellers, within the period set forth in (i) above, a certificate (the “Effective Date Certificate”) based on the Effective Date Financial Statements setting forth a calculation of the Effective Date Cash, the Effective Date Financial Debt, the Effective Date Working Capital and the Purchase Price. Sellers shall be entitled to designate – at their costs – a member of an accounting firm of international standing (the “Sellers’ Accountant”) to observe and comment on the preparation of the Effective Date Financial Statements and the individual financial statements of the Companies (without prejudice to Sellers’ rights pursuant to Section 3.3 below). Purchaser shall cause the relevant entities of the Bakelite Group to cooperate with and assist the Sellers’ Accountant. Such cooperation and assistance shall include, without limitation, the granting of the right to observe any physical stock-take and the providing of reasonable access to all relevant books and records of the Bakelite Group, the Bakelite Group’s premises and its directors, officers and employees, to attend all material meetings and conferences relating to the preparation of the respective financial statements between representatives of the Companies and PwC and to take notes and photocopies, to the extent reasonably deemed necessary by the Sellers’ Accountant for the purpose of its work pursuant to this Section 3.1.

3.2	Accounting Principles

The Effective Date Financial Statements shall be prepared in accordance with the specific principles and policies set forth in Exhibit 3.2 (1), and, to the extent that the principles, policies, procedures and methodology set forth in Exhibit 3.2 (1) do not apply, in accordance with generally accepted accounting principles as applied in Germany, on a basis consistent with the principles, policies, procedures and methodology (including with respect to discretionary rights (Bilanzierungs- und Bewertungswahlrechte) used in the preparation of the consolidated financial statements of the Bakelite Group as of December 31, 2003, as attached hereto as Exhibit 3.2 (2) (the “Reference Financial Statements”). The principles and policies referred to in this Section 3.2 are referred to herein as the “Accounting Principles”.

3.3	Review of Effective Date Financial Statements

(a)	After the delivery of the audited Effective Date Financial Statements and the Effective Date Certificate in accordance with Section 3.1, Sellers shall have the right to review the Effective Date Financial Statements and the Effective Date Certificate during a period of eight weeks after their delivery in accordance with Section 3.1.

(b)	Purchaser shall cooperate with and assist, and shall cause the respective accountants and the directors, employees and accountants of the Companies to cooperate with and assist, Sellers and Sellers’ Accountant in the conduct of their review. Such cooperation and assistance shall include, without limitation, the furnishing to Sellers and Sellers’ Accountant of all relevant books and records of the Bakelite Group and any other information relating to the Bakelite Group (including the workpapers of PwC, of the local auditors of the non-German Companies and of Purchaser’s accountants, subject to the respective accountants’ consent, which the relevant Parties shall use reasonable efforts to obtain). To the extent that Purchaser or the Companies fail to cooperate with or assist Sellers’ Accountant and Sellers in accordance with Section 3.1 and this Section 3.3 (b) and this failure may reasonably be assumed to have affected the observation or review by Sellers’ Accountant or Sellers, Sellers may request a reasonable extension of the review period pursuant to Section 3.3 (a).

(c)	If Sellers believe that the Effective Date Financial Statements have not been prepared in accordance with the principles set forth in Section 3.2 or the calculation of any item or amount contained in the Effective Date Certificate (as delivered pursuant to Section 3.1) is not correct, and that, as a result thereof, the Purchase Price is to be adjusted pursuant to Section 2.1, Sellers may, within the respective review period set forth in Section 3.3 (a), deliver a notice to Purchaser disagreeing with the calculation and setting forth Sellers’ calculation of the relevant items or amounts. Any such notice of disagreement shall specify, in reasonable detail, those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed to all other items and amounts contained or reflected in the Effective Date Financial Statements and the Effective Date Certificate delivered pursuant to Section 3.1. To the extent reasonably practicable, Sellers shall support the specification of their claims by (i) attaching to the notice of disagreement copies of all relevant documents which are available only to Sellers or the RÜTGERS Group (and not to Purchaser or the Bakelite Group) and (ii) referring in the notice of disagreement to any other relevant documents on which Sellers base their objections.

3.4	Dispute Resolution

(a)	If Sellers have duly delivered a notice of disagreement in accordance with Section 3.3, the Parties shall, during the 30 day period following such delivery (or any other period of time mutually agreed upon in writing between the Parties), use all reasonable efforts to reach an agreement on the disputed items or amounts. If and to the extent that, during such period, the Parties are unable to reach such agreement, Sellers or Purchaser may refer the remaining differences to KPMG, Germany, or, if KPMG declines to accept such appointment, by another independent, internationally recognized firm of public accountants (the “Accounting Firm”). The Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf (Germany).

(b)	The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, in accordance with the standards set forth in Sections 2 and 3.2 and based on the presentations of Sellers and Purchaser, decide whether and to what extent the Effective Date Financial Statements or the amounts set forth in the Effective Date Certificate require adjustment. The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties. The Accounting Firm shall adjust the Effective Date Cash, Effective Date Financial Debt and Effective Date Working Capital as set forth in Purchaser’s calculation pursuant to Section 3.1 only if and to the extent it believes, on the basis of its determination pursuant to the two preceding sentences, that any such item is understated or overstated as a whole.

(c)	The Parties shall cooperate with and assist, and shall cause their respective accountants and the directors, employees and accountants of the Companies to cooperate with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the furnishing to the Accounting Firm of all relevant books and records of the Bakelite Group and any other information relating to the Bakelite Group (including the workpapers of PwC, of the local auditors of the non-German Companies and of Purchaser’s accountants, subject to the respective accountants’ consent, which the relevant Parties shall use reasonable efforts to obtain).

(d)	Sellers and Purchaser shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision on each disputed item) to them no later than two months after the remaining differences have been referred to it (or within any other period of time mutually agreed in writing among the Parties and the Accounting Firm). The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in Section 319 of the German Civil Code (BGB)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be allocated by the Accounting Firm pursuant to the proportion of the respective success and defeat of Sellers and Purchaser as determined by the Accounting Firm.

3.5	Final Amounts

The final Effective Date Working Capital, Effective Date Cash, Effective Date Financial Debt and the final Purchase Price (as adjusted pursuant to Section 2.1) shall be the relevant amounts (i) as shown in the Effective Date Certificate delivered pursuant to Section 3.1, to the extent that no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3 (c); or (ii) if such a notice of disagreement is delivered, either as agreed by the Parties or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 3.4 (d).

Section 4

Closing

4.1	Place and Time of Closing

The consummation of the transactions contemplated by this Agreement, as set forth in Section 4.4 below (the “Closing”), shall take place at the offices of Hengeler Mueller in Düsseldorf at 10 a.m. on the last Business Day of the month in which all conditions to Closing set forth in Section 4.2 (a), (b) and (c) below are met, in no event, however, prior to December 30/31, 2004, or at any other time or place as the Parties may mutually agree. The date on which the Closing is completed is referred to herein as the “Closing Date”.

4.2	Conditions to Closing

(a)	The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of the condition precedent that the Closing shall be permissible (as a result of any approval granted by any competent merger control authority without any Commitments, other than those required to be accepted by Purchaser under Section 4.3 (c), or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction) under Council Regulation (EC) No. 139/2004.

(b)	Sellers’ obligation to consummate the Closing is subject to the satisfaction of the further conditions precedent that (i) the supervisory board of Sellers’ ultimate parent company, RAG Aktiengesellschaft, and (ii) the government of the Federal Republic of Germany and the government of the State of North Rhine-Westphalia (“IMA Committee”) shall unconditionally approve the transactions contemplated hereby. Any such condition precedent shall be deemed to be fulfilled upon delivery of a notice by RÜTGERS to Purchaser confirming the fulfillment of such condition. Sellers shall use its best efforts to ensure that the decisions of the supervisory board of RAG Aktiengesellschaft and the IMA will be taken within six weeks after the date hereof.

(c)	Purchaser’s obligation to consummate the Closing is subject to the following conditions precedent:

(i)	Certificate. Sellers shall have delivered to Purchaser a certificate by RÜTGERS certifying as to the accuracy of the representations contained herein and the performance of the covenants contained in Section 7.1 as of the Closing Date.

(ii)	Accuracy of representations and performance of covenants. The representations of Sellers contained herein shall not be inaccurate and the covenants of Sellers contained herein shall not be breached (without such inaccuracy or breach being cured prior to Closing) in such a manner that such inaccuracy or breach would result, or is likely to result, in (x) aggregate Losses of the Purchaser or the Bakelite Group in excess of EUR 15,000,000 or (y) in a recurring (nachhaltig) reduction of the consolidated earnings before interest, tax, amortization and depreciation (“EBITDA”), as determined in accordance with the Accounting Principles, of the Bakelite Group in an aggregate amount, calculated for the 12 month period following the Effective Date, in excess of EUR 6,000,000.

For the purposes of determining whether the threshold mentioned in the first sentence of this Section 4.2 (c) (ii) has been exceeded, Section 8.4 (a) of this Agreement and any qualification of a representation pursuant to which a breach requires the occurrence of a Material Adverse Effect (as defined in Section 5) shall be disregarded. For the avoidance of doubt, Purchaser shall remain entitled to claim indemnification pursuant to this Agreement in the event the aggregate Losses do not exceed the threshold mentioned in the first sentence of this Section 4.2 (c) (ii) or the aggregate losses exceed such threshold but Purchaser elects not to terminate this Agreement.

(iii)	No material adverse change. No extraordinary event relating to the assets, liabilities or business operations of the Bakelite Group (excluding (A) fluctuations of the capital markets, (B) changes of raw material prices other than any unusual, major market development, change or disruption, (C) developments, changes or disruptions attributable to the announcement of this Agreement or the transactions contemplated hereby, or (D) changes in laws or interpretations thereof after the date hereof) shall have occurred since the date hereof which has, or may reasonably be expected to have, individually or in the aggregate with any other events of this kind, a material adverse effect on the financial conditions or results of operations of the Bakelite Group (taken as a whole) or its ability to continue to conduct its business as presently conducted, provided that any such events (taking into account any actions made or committed by Seller to cure any adverse effects resulting therefrom) result, or may reasonably be expected to result, individually or in the aggregate, (x) in Losses of the Purchaser or the Bakelite Group in excess of EUR 15,000,000 or (y) in a recurring (nachhaltig) reduction of the EBITDA of the Bakelite Group in an aggregate amount, calculated for the 12 month period following the time of such event in excess of EUR 6,000,000 (excluding the amount of any EBITDA reduction based on any change of raw material prices that resulted in a material adverse change pursuant to this subparagraph (iii), to the extent that such reduction results in a purchase price adjustment pursuant to Section 2.1 (vi)/Exhibit 2.1). Sellers covenant to use, and to cause the Bakelite Group to use, their best efforts (nach besten Kräften) to mitigate the adverse effect on the value of the Bakelite Group arising from the changes referred to in lit. (B) to (D) of the preceding sentence.

(iv)	Purchaser shall have received the proceeds of the financings described in the commitment letters attached hereto as Exhibit 4.2 (c) (the “Commitment Letters”) (or pursuant to alternate financings that provide at least the same amount of net financing in the aggregate on terms not less favorable to Purchaser than the terms contained in the Commitments Letters) subject only to Closing.

(v)	Sellers shall have amended (which shall, for the avoidance of doubt, mean registration of the amendment with the commercial register) the business year (Geschäftsjahr) and the fiscal year (Wirtschaftsjahr) of Bakelite and MGS Kunstharzprodukte GmbH, each so as to end with effect as of the Effective Date (unless the Effective Date is December 31, 2004/January 1, 2005) and shall have terminated the domination and profit and loss transfer agreement between RÜTGERS and Bakelite with effect as of the Effective Date. If registration of the amendment with the commercial register is not timely made, although Sellers have used their best efforts (nach besten

Kräften) to timely cause such registration to be made, the Closing shall be postponed to the end of the following month, provided that the conditions to Closing pursuant to this Section 4.3 are fulfilled on that day.

In the event that any unusual, major market development, change or disruption caused by any act of terrorism or other act of force majeure results in any of the Closing conditions not being fulfilled, the Parties shall appropriately postpone the Closing until such time when the Closing may reasonably be effected, provided that all conditions to Closing set forth in this Section 4.2 (including pursuant to this subparagraph (c)) are fulfilled on such date.

(d)	To the extent permitted by applicable law, Sellers may waive the condition to Closing set forth in Section 4.2 (b) and Purchaser may waive the conditions to Closing set forth in Section 4.2 (c). Any conditions to Closing shall be deemed to be waived upon completion of the Closing, as set forth in Sections 4.1 and 4.4.

(e)	This Agreement may be terminated (zurücktreten) prior to the Closing by giving written notice to the respective other Party as follows:

(i)	by each of Sellers and Purchaser, if any competent governmental authority or court pursuant to Section 4.2 (a) has prohibited the Closing and such decision has become final and non-appealable;

(ii)	by each of Sellers and Purchaser, if any requisite approval pursuant to Section 4.2 (b) has been refused or if any such approval pursuant to Section 4.2 (b) has not been obtained within six months after the date hereof;

(iii)	by each of Sellers and Purchaser, if the Closing has not occurred within nine months as of the date hereof;

provided that the right to terminate this Agreement shall not be available to any Party whose deliberate or grossly negligent failure to perform any covenant or obligation under this Agreement has caused or resulted in the failure of such condition to Closing to occur on which such Party bases its right to terminate this Agreement. Upon such termination, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for those arising out of breach of any obligations contained in this Section 4 or the inaccuracy of the representations contained in Sections 5.3 (b) or 6.1 (c) or for any intentional or willful breach of any other provision of this Agreement prior to the date of such termination, and provided that Sections 4.2 (e), 4.2 (f) and 13 as well as the Confidentiality Agreement between RÜTGERS and Apollo Management V L.P. as of February 17, 2004, shall survive and remain in full force and effect).

(f)	In the event that this Agreement is terminated pursuant to Section 4.2 (e) (ii), Sellers shall

(i)	indemnify Purchaser’s Group for all costs, expenses or damages reasonably incurred by Purchaser in the course of and/or in connection with the transaction contemplated by this Agreement during the period between April 1, 2004, and the termination hereof, including advisor’s fees, limited, however, to a maximum aggregate amount of EUR 7,500,000;

(ii)	during the period of nine months following the date hereof (i) not, by any of their officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) solicit or encourage (including by way of furnishing material, non-public information), directly or indirectly, any enquiry, proposal or offer with respect to a sale, merger, consolidation or similar transaction involving the Sold Shares or any material shareholding in any of the Companies or transfer of any material business operations pertaining to the Business (any such proposal or offer being hereinafter referred to as a “Acquisition Proposal”) or engage in any negotiations concerning an Acquisition Proposal; and (ii) immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing.

4.3	Merger Control Proceedings; Other Regulatory Requirements

(a)	Purchaser and Sellers agree to make any pre-closing filings necessary in connection with any merger control clearance referred to in Section 4.2 (a) and any other filings with, or notifications to, any governmental authority required in connection with this Agreement without undue delay after the date hereof, and to make any post-closing filings without undue delay after the Closing Date. To the extent permitted under applicable law, any such filings shall be made by Purchaser on behalf of all parties involved, provided that such filings shall require the prior written consent of Sellers, such consent not to be unreasonably withheld, delayed or conditional.

(b)	In order to obtain all requisite clearances (including as a result of the expiry of any applicable waiting period) for the transactions contemplated by this Agreement under merger control laws, the Parties shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) reasonably promptly provide each other with copies of any written communication (or written summaries of any non-written communication) in connection with any proceeding, (iv) contact any competent authority only after using reasonable efforts to consult with the other party and (v) reasonably promptly inform each other in advance of the time and place of any meetings and conferences with the competent authorities and give each other and their respective advisors the opportunity to participate in all such meetings and conferences.

(c)	Purchaser shall offer, consent to, and comply with, and shall ensure that any entity of the Purchaser’s Group will, and shall use its best efforts to cause any affiliates of the Purchaser’s Group to, offer, consent to, and comply with, any obligations or conditions (Auflagen und Bedingungen), commitments (Zusagen) or other agreements (together, the “Commitments”) required by any competent merger control authority as a conditions to the clearance of the transactions contemplated hereby, unless any such Commitments would result or may reasonably be expected to result, individually or in the aggregate, in an aggregate net reduction of the consolidated EBITDA of the Bakelite Group, Purchaser’s Group and/or any affiliates of the Purchaser’s Group, as compared to the results in the 12 months period prior to the Closing, (the “EBITDA Reduction Amount”) in excess of EUR 3,000,000. If Purchaser accepts any such Commitments in accordance with this Section 4.3 (c), Sellers shall pay to Purchaser or any entity designated by Purchaser an amount equal to (A) 50% of the EBITDA Reduction Amount (such 50% portion being limited to a maximum amount of EUR 1,500,000), (B) multiplied by seven and (C) minus 50% of the net proceeds obtained from any divestiture or other action required under any Commitment (such net proceeds to be calculated after deduction of all reasonable advisors’ and trustees’ fees and out-of-pocket expenses, Taxes and fees incurred by Purchaser’s Group in connection therewith). Such payment shall become due and payable within ten Business Days after any such Commitment has been fulfilled by Purchaser.

(d)	With respect to the conditions to Closing set forth in Section 4.2 (a), if the consummation of the Closing is prohibited by any governmental authority or court, or any administrative or judicial action or proceeding is instituted challenging any transaction contemplated by this Agreement as potentially violating any applicable merger control law, the relevant Parties shall, unless they otherwise mutually agree, contest such decision, action or proceeding (including by way of litigation) and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable.

4.4	Actions on the Closing Date

On the Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (Zug um Zug):

(a)	execution by Sellers and Purchaser of a share transfer agreement regarding the transfer of the Sold Shares with effect as of the Effective Date, substantially in the form as attached hereto as Exhibit 4.4 (a); delivery by Sellers of the share certificates representing the Sold Shares as set forth in paragraph 1 of the Recitals;

(b)	payment by Purchaser of the amount referred to in Section 2.2, in accordance with Section 2.4;

(c)	delivery by Purchaser of (i) evidence satisfactory to Sellers that all Sellers’ Guarantees have been replaced or (ii) a bank guarantee, in each case in accordance with Section 7.4;

(d)	delivery by Sellers of the resignation letters, effective at or prior to the Closing Date, referred to in Section 7.5;

(e)	execution by certain entities of the RÜTGERS Group and the Bakelite Group of the agreement set forth in Exhibit 4.4 (e) and of any documents required under such agreement to be executed on the Closing Date (unless such agreements or documents have already been executed and not modified thereafter and true and complete copies are delivered to Purchaser prior to the Closing); and

(f)	release or retransfer of the land charge in accordance with Section 7.2 (c).

Section 5

Representations of Sellers

Sellers hereby represent to Purchaser in the form of an independent undertaking (selbständige verschuldensunabhängige Einstandspflicht; Section 311 of the German Civil Code (BGB)) that, except as set forth in Exhibit 5 (1) (the “Disclosure Schedule”) (provided that the relevant paragraph of the Disclosure Schedule explicitly refers, or it is otherwise reasonably clear from the Disclosure Schedule that a disclosure relates, to the respective provision of this Section 5 and the disclosure is not misleading in the context of the representations to which the disclosure relates), the statements set forth in this Section 5 are true and correct as of the date hereof and as of the Closing Date, provided, however, that representations which are expressly made as of a certain date shall only be true and correct as of such date.

The scope and content of each representation of Sellers contained in this Section 5 as well as Sellers’ liability arising thereunder shall be exclusively defined by the provisions of this Agreement (in particular the limitations on Purchaser’s rights and remedies set forth in Section 8 below), which shall be an integral part of the representations of Sellers, and no representation of Sellers shall be construed as a seller’s guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code.

For the purpose of this Agreement, “Sellers’ Knowledge” means the actual knowledge – after due inquiry with the management of Bakelite directly below the board level (Bereichsleiter) and the managing directors of the other Companies and, as the case may be, in each case, any persons referred to by them in the course of such due inquiry – of any member of the management board (Vorstand) of RÜTGERS and Bakelite, the board of directors (Geschäftsführung) of RÜTGERS Bakelite, and the persons listed in Exhibit 5 (2).

“Material Adverse Effect” means, for the purpose of this Section 5 and Section 10, any change or effect that results, or may reasonably be expected to result, individually or in the aggregate with any other changes or effects that would constitute a Material Adverse Effect under any representation in this Section 5 or in Section 10, in aggregate Losses in excess of EUR 1,500,000, but excluding any change or effect arising exclusively or predominantly out of (i) the announcement of this Agreement or the transactions contemplated hereby or (ii) changes in laws or interpretations thereof after the Closing Date.

5.1	Legal Organization of Sellers and the Bakelite Group

(a)	RÜTGERS is a stock corporation (Aktiengesellschaft) and RÜTGERS Bakelite is a limited liability company (Gesellschaft mit beschränkter Haftung) each duly incorporated and validly existing under German law. All statements in the Recitals, items 1 and 2, are true and correct.

(b)	Each Company is a corporation or limited liability company as indicated in Exhibit R, duly incorporated and validly existing under the laws of its jurisdiction of organization, and has all corporate powers to conduct its business as presently conducted, except as disclosed in Exhibit R.

(c)	All entities of the Bakelite Group and their respective jurisdictions of incorporation are identified in Exhibit R. No Company, directly or through one or more subsidiaries, holds any interest, including any silent partnerships (stille

Gesellschaften), warrants, options and convertible securities, indirect participations (Unterbeteiligungen) and beneficiary interests (treuhänderisch gehaltene Beteiligungen), in any company or other entity other than set forth in Exhibit R or paragraph 5.1 (c) of the Disclosure Schedule.

(d)	Except for the domination and profit and loss transfer agreement referred to in Section 7.3 (a), which will be terminated in accordance with Section 7.3 (a), no Company is a party to any agreement which would permit any third party (other than any Company) to control such Company or obligate it to transfer its profits to any such third party.

(e)	Paragraph 5.1 (e) of the Disclosure Schedule contains a true and correct list of the articles of association or by-laws (as presently in effect) of each Company. True and complete copies of such documents have been delivered to Purchaser prior to the date of this Agreement.

(f)	Except as set forth in paragraph 5.1 (f) of the Disclosure Schedule, no bankruptcy, insolvency, dissolution, liquidation, receivership or similar legal or corporate proceedings are pending or threatening with respect to any Company and no Company is required under the laws of its organization to file for bankruptcy, insolvency, dissolution or similar proceedings.

5.2	Ownership of Shares; Shareholdings

(a)	The Sold Shares and the shares in the other Companies (as set forth in Exhibit R) indirectly owned by Sellers (collectively the “Shares”) are duly authorized and validly issued. Sellers are the sole and unrestricted owners of the Sold Shares, and the other Shares are owned as set forth in Exhibit R.

(b)	The Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, warrants, options, convertible rights or other rights of any third party (other than any Company) to purchase or acquire any of the Shares or rights in the Shares, in each case except for rights provided under statutory law or under the articles of association or by-laws referred to in Section 5.1 (e) and except as set forth in paragraph 5.2 (b) of the Disclosure Schedule. There are no silent partnerships or indirect participations (Unterbeteiligungen) or beneficiary interests (treuhänderisch gehaltene Beteiligungen) with respect to any Company. Upon transfer of the Sold Shares to Purchaser, Purchaser will acquire full and unrestricted title to the Sold Shares, free and clear of any rights of third parties, assuming the due execution by Purchaser of this Agreement and the share transfer agreement to be entered into pursuant to section 4.4 (a), the accuracy of Purchaser’s representations in Section 6.1 and the compliance with any applicable requirements under merger control laws.

(c)	The Shares are fully paid, have not been repaid (whether openly or in any concealed manner which would be deemed to be a repayment under applicable law) and are non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution), except as set forth in paragraph 5.2 (c) of the Disclosure Schedule.

5.3	Authorization of Sellers

(a)	Subject to the approvals referred to in Section 4.2 (b), the execution and performance by Sellers of this Agreement are within Sellers’ corporate powers, do not violate the articles of association or by-laws of Sellers or any of the Companies and have been duly authorized by all necessary corporate action on the part of Sellers.

(b)	Assuming compliance with any applicable requirements under merger control laws and except for the consent of the IMA Committee referred to in Section 4.2 (b), the execution and performance of this Agreement by Sellers require no approval or consent by or notice to any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on Sellers or any of the Companies.

(c)	There is no lawsuit, investigation or proceeding pending or threatened in writing or, to Sellers’ Knowledge, otherwise threatened against Sellers before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement or would otherwise materially and adversely affect Sellers’ ability to perform their obligations hereunder.

(d)	The execution, delivery and performance by each Seller of this Agreement and the other documents related hereto to which it is a party, the consummation of the transactions contemplated hereby and thereby and the compliance by each Seller with any provisions hereof and thereof, do not and will not directly result in the creation or imposition of any lien or encumbrance upon any of the property or assets of any Company, provided that this Section 5.3 (d) shall not extend to any liens or encumbrances related to any financing obtained by Purchaser.

5.4	Financial Statements

(a)	The Reference Financial Statements have been prepared in accordance with the provisions of the German Commercial Code (HGB) and rules of orderly bookkeeping (Grundsätze ordnungsgemäßer Buchführung), applied on a basis consistent with the principles used in the preparation of the relevant consolidated financial statements for the preceding financial year (subject to the notes to the Reference Financial Statements and Exhibit 3.2 (1)). The Reference Financial Statements give a true and fair view (zutreffendes Bild), in accordance with such principles and based on the facts known (within the meaning of the relevant Accounting Principles) to Bakelite and the relevant Companies (with respect to their respective underlying individual financial statements) at the time of their preparation, of the consolidated assets position (Vermögenslage), the consolidated financial position (Finanzlage) and the consolidated results of operations (Ertragslage) of the Bakelite Group, as of, and with respect to the financial year ending on December 31, 2003. The audit opinion (Bestätigungsvermerk) by PwC on the Reference Financial Statements has not been qualified in any respect.

(b)	The consolidated financial statements of the Bakelite Group as of June 30, 2004, as reviewed by PwC and attached hereto as Exhibit 5.4 (b) (the “June 30, 2004 Financial Statements”), have been prepared, in all material respects, in accordance with the provisions of the German Commercial Code (HGB) and rules of orderly bookkeeping (Grundsätze ordnungsgemäßer Buchführung), applied on a basis consistent with the principles used in the preparation of the relevant consolidated financial statements for the preceding financial year (subject to the notes to June 30, 2004 Financial Statements and Exhibit 3.2 (1)), except for (i) the absence of non-material year-end adjustments (fehlende unterjährige Abgrenzungen und Anpassungen) and any adjustments with respect to Taxes and Tax Assets, (ii) the absence of a physical stock-take, (iii) the scope of the review and the limited number of Companies included in a review by the respective local auditors, (iv) the absence of footnote disclosures and (v) except as otherwise disclosed in PwC’s notes to the June 30, 2004 Financial Statements, as delivered to Purchaser prior to the date hereof. The June 30, 2004 Financial Statements fairly present in all material respects, in accordance with such principles and subject to the above, based on the facts known (within the meaning of the relevant Accounting Principles) to Bakelite and the relevant Companies (with respect to their respective underlying individual financial statements) at the time of their preparation, the consolidated assets position (Vermögenslage), the consolidated financial position (Finanzlage) and the consolidated results of operations (Ertragslage) of the Bakelite Group, as of, and with respect to the six month period as from January 1, 2004, to June 30, 2004. The review opinion of PwC on the June 30, 2004 Financial Statements has not been qualified in any respect.

(c)	None of the Companies has incurred any material debt, liabilities and/or payment obligations, whether absolute or contingent, matured or not matured, determined or undetermined, that is required to be set forth on a balance sheet of any Company or disclosed in the notes thereto under the relevant accounting principles, other than those (i) disclosed in the Reference Financial Statements or June 30, 2004 Financial Statements or in paragraph 5.4 (c) of the Disclosure Schedule, (ii) which would, if existing on the Effective Date, have to be included in the Effective Date Working Capital in accordance with the Accounting Principles or (iii) incurred after the date of the Reference Financial Statements in the ordinary course of business. This representation does not apply with respect to obligations or liabilities relating to any matter which is specifically addressed in any other representations (other than Section 5.4) or any indemnity contained in this Agreement.

5.5	Assets; Encumbrances

(a)	The Companies are the legal or beneficial owners, or, in the case of leased or licensed property and assets, have valid leasehold interests or licenses in, all properties and material assets (whether real, personal, tangible or intangible) (Anlage- und Umlaufvermögen) reflected in the Reference Date Financial Statements or June 30, 2004 Financial Statements, except for properties and assets disposed of since the respective balance sheet date in the ordinary course of business or in accordance with Section 7.1.

(b)	No property or asset (whether real, personal, tangible or intangible) owned by the Companies as referred to in Section 5.5 (a) is encumbered with any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for (i) customary retention of title rights, liens, pledges or other security rights in favor of landlords, suppliers, mechanics, workmen, carriers and the like securing trade payables and payables relating to capital expenditures or accounts payable incurred in the ordinary course of business, (ii) security rights granted to banks and other financial institutions over cash or cash equivalents deposited with such banks or financial institutions securing any financial debt of any of the Companies towards the relevant bank or institution, (iii) encumbrances or rights of third parties created under applicable law in the ordinary course of business, including pledges and other security rights, in favor of any Taxing Authorities or other governmental entities with regard to Taxes, (iv) easements and similar rights in real property which do not materially impair any Company’s ability to conduct its business as presently conducted or the value of such property (determined on the basis that the current use will be continued) and (v) the liens, pledges, other rights and encumbrances listed in paragraph 5.5 (b) of the Disclosure Schedule.

(c)	Paragraph 5.5 (c) of the Disclosure Schedule contains a true and complete list of all real properties owned, leased or occupied by the Companies which are used for production purposes or are otherwise required for the business of the Bakelite Group or any of the business units BU EP or BU PF (each taken as a whole), in each case except for leased properties with annual lease payments not exceeding EUR 100,000 individually (such properties as listed in paragraph 5.5 (c) of the Disclosure Schedule are referred to herein as the “Properties”). Except for matters that are disclosed in paragraph 5.5 (c) of the Disclosure Schedule, (i) the Companies have the right to use the Properties for the conduct of their businesses, as currently conducted, pursuant to all applicable planning, zoning or building laws or, if applicable, a valid and enforceable lease, (ii) there is no covenant, restriction, burden or obligation materially affecting the current use of any Property by the relevant Company, and (iii) the Companies are, to the extent necessary for the conduct of their business, as currently conducted, in exclusive occupation of the Properties.

(d)	Except for the assets used by the RÜTGERS Group to provide any services to the Bakelite Group and unless indicated otherwise in paragraph 5.5 (d) of the Disclosure Schedule, no member of the RÜTGERS Group owns any material assets (whether tangible or intangible), and the Bakelite Group owns, leases, licenses or otherwise has available all assets (whether tangible or intangible, including, for the purpose of this paragraph (d), know-how) which are used in and are required for the conduct of the Bakelite Group’s business as presently conducted (disregarding any intentions of Purchaser to change the Business). With respect to any such tangible assets, all routine maintenance has been performed in all material respects in accordance with existing maintenance schedules.

5.6	Intellectual Property Rights

(a)	For the purpose of this Agreement, “Intellectual Property Rights” means all industrial or intellectual property rights (including applications for such rights) whether registered or unregistered (including, without limitation and in any event, patents, utility models, trademarks, Internet domain names, trade names, design rights, copyrights and trade secrets protected as intellectual property as well as all other equivalent or similar intellectual property rights under the laws of any jurisdiction).

(b)	Paragraph 5.6 (b) of the Disclosure Schedule contains a list, complete and correct as of the date hereof and in all material respects as of the Closing Date, of all Intellectual Property Rights used in or required for the Business as presently conducted which are owned by and registered on behalf of any Company (the

“Bakelite Intellectual Property Rights”), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right and (iii) the jurisdictions in which such Intellectual Property Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers. To the extent Bakelite Intellectual Property Rights are co-owned by a Company together with a third party, the Company is entitled to use, exploit and license, and transfer its co-ownership right in, such Bakelite Intellectual Property Right without any restriction, except as otherwise set forth in paragraph 5.6 (b) of the Disclosure Schedule.

(c)	Except as set forth in paragraph 5.6 (c) of the Disclosure Schedule, (i) the Companies have paid all registration and maintenance fees and have done all other acts required under applicable law to the extent necessary to validly register and maintain all Bakelite Intellectual Property Rights (including any measures that are reasonably necessary and practicable in order to avoid a transformation of the “Bakelite” trademark into a generic term) and (ii) no Company has granted a license or similar right of use (including by way of delimitation agreements (Abgrenzungsvereinbarung)) with respect to any Bakelite Intellectual Property Right to any third party (other than any entity of the Bakelite Group).

(d)	Except as set forth in paragraph 5.6 (d) of the Disclosure Schedule, none of the Bakelite Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against any Company which restricts the use thereof by it. Except as set forth in paragraph 5.6 (d) of the Disclosure Schedule, there are no proceedings pending in this regard with respect to any material Bakelite Intellectual Property Rights of which the Companies have been notified in writing or which are to Sellers’ Knowledge otherwise pending and no third party has challenged any material Bakelite Intellectual Property Right in writing or, to Sellers’ Knowledge, otherwise, towards any Company.

(e)	As of the date hereof, to Sellers’ Knowledge, any licenses to Intellectual Property Rights that have been granted to any of the Companies are in full force and effect. As of the date hereof, no Company has been notified in writing by the relevant licensor that the licensor will terminate, revoke or cancel any such licenses, and, in the period between the date hereof and the Closing Date, no such notice will be made with respect to any license of any material Intellectual Property Right granted to any Company; and, as of the date hereof, to Sellers’ Knowledge, there are no other facts or circumstances making it reasonably likely that such a termination, revocation or cancellation will be threatened (droht).

Except as set forth in paragraph 5.6 (e) of the Disclosure Schedule, as of the date hereof, Georgia-Pacific Resins Inc. agrees to the current use (in the area of epoxy resins) by the Bakelite Group of the mark “Bakelite” in the United States and such use is not subject to any restrictions or limitations agreed between the Bakelite Group and Georgia-Pacific Resins Inc. or, to Sellers’ Knowledge, otherwise existing, including, but not limited to, use restrictions, time limitations, royalty obligations, non-compete obligations, covenants not to sue, change of control clauses or any similar conditions. To Sellers’ Knowledge, as of the date hereof, there are no circumstances making it reasonably likely that Georgia-Pacific Resins Inc. will object to the continuation of the current use of the mark “Bakelite” in the United States.

(f)	Bakelite and each of the other Companies have asserted all rights relating to any inventions which were made by their employees during the course of the relevant employment relationship or contract and are required for the business of the Bakelite Group to the widest extent permitted by the German Employees’ Inventions Act or similar acts in other jurisdictions. Except for any payment obligations relating to the year 2004 that are not yet due or as disclosed in paragraph 5.6 (f) of the Disclosure Schedule, Bakelite and the other Companies have complied, in all material respects, with all payment obligations with respect to such inventions.

(g)	Except as set forth in paragraph 5.6 (g) of the Disclosure Schedule, no third party has, as of the date hereof, asserted in writing or, to Sellers’ Knowledge, otherwise against any of the Companies a claim that a Company presently violates or has violated any Intellectual Property Rights of any third party. To Sellers’ Knowledge, none of the Companies has violated or presently violates any Intellectual Property Rights of any third party.

(h)	As of the date hereof, to Sellers’ Knowledge, the Companies are allowed to use all material know-how which the Companies need in order to carry out the Business as presently conducted. As of the date hereof, to Sellers’ Knowledge, the Companies have not disclosed any trade secret or know-how required by them to continue to conduct their business, as presently conducted, to any third party other than under adequate confidentiality agreements with the receiving party.

(i)	For the purpose of this Agreement, “Information Technology” means all computer hardware, software, communication systems, networks and other information technology.

(j)	The Companies either own, or are a party, to the necessary agreements (the “IT Agreements”) regarding use, operation, development, support, service and maintenance of, all Information Technology which the Companies need in order to carry on their business as presently conducted. To Sellers’ Knowledge, unless otherwise disclosed in paragraph 5.6 (j) of the Disclosure Schedule, (i) no counterparty to any IT Agreement has disputed in writing its validity or enforceability or the validity or enforceability of any material term thereof and there are no circumstances making it reasonably likely that any IT Agreement or material term thereof will be held invalid or unenforceable, (ii) none of the Companies has given or received any notice of ordinary or extraordinary termination (or any written announcement with respect thereto) to or from any counterparty with respect to any IT Agreement and (iii) neither any Company nor any counterparty to any IT Agreement is in default or breach under any such agreement which, in each case, could reasonably be expected to result in the cancellation or termination thereof.

(k)	Except as set forth in paragraph 5.6 (k) of the Disclosure Schedule, all IT Agreements will remain unaffected by the execution of, or consummation of the transactions contemplated by, this Agreement and the execution or consummation will not entitle any licensor, service provider or other contractual partner to terminate, revoke or cancel any IT Agreement. In particular, except as disclosed in paragraph 5.6 (k) of the Disclosure Schedule (i) the SAP licenses and other software licenses granted to the Companies will remain unaffected and the Companies will remain entitled to use the respective software, (ii) the contract regarding the maintenance of the SAP software concluded between RAG Aktiengesellschaft and Bakelite will remain in full force and effect for a minimum period of at least twelve (12) months following the Closing Date (iii) and no additional payment obligations of any of the Companies will be triggered by the execution of, or consummation of the transactions contemplated by, this Agreement.

(l)	Except as set forth in paragraph 5.6 (l) of the Disclosure Schedule, no IT Agreement concluded between any of the Companies and RAG Informatik GmbH has a fixed term expiring after December 31, 2005.

(m)	As of the date hereof, except as disclosed in paragraph 5.6 (m) of the Disclosure Schedule, since January 1, 2003, there have been no data losses, interruptions or outages of the Information Technology in the business of any of the Companies which have had a material impact on the respective business and, to Sellers’ Knowledge, there are no defects in the Information Technology which are likely to have such impact.

5.7	Governmental Permits; Compliance with Laws; State Aids

(a)	Except as disclosed in paragraph 5.7 (a) of the Disclosure Schedule, the Companies have all governmental or public permits, licenses, authorizations and consents (including berufsgenossenschaftliche Genehmigungen) which are required by them in order to operate their business and are material for their business, as presently conducted (the “Governmental Permits”), except for Environmental Permits, which are exclusively dealt with in Section 10. Except as disclosed in paragraph 5.7 (a) of the Disclosure Schedule, no such Governmental Permit has been cancelled or revoked in writing or, to Sellers’ Knowledge, orally or (since December 31, 2003) materially varied or modified by any competent authority and, as of the date hereof, no Company has received any written notice by any such authority that it intends to cancel, revoke or materially vary or modify any such Governmental Permit.

(b)	The business of the Bakelite Group (i) is conducted, in all material respects, in compliance with all applicable laws (as enforced and interpreted by the competent authorities) of those jurisdictions in which any of the Companies operates substantial facilities and of those jurisdictions in which the Bakelite Group has substantial sales (defined as sales in excess of EUR 500,000 in the fiscal year 2003), provided, in each case, that any non-compliance could reasonably subject the Bakelite Group to criminal liability or material fines or have an adverse impact on its business operations, and (ii) is in compliance with all Governmental Permits (as enforced and interpreted by the competent authorities) in Germany and in the respective jurisdictions of the Companies, except as disclosed in paragraph 5.7 (b) of the Disclosure Schedule. As of the date hereof, no Company has received any written or, to Sellers’ Knowledge, non-written notice from any public authority of any material failure to comply with applicable laws or the terms of any Governmental Permit, except as disclosed in paragraph 5.7 (b) of the Disclosure Schedule. These representations shall not apply with respect to any laws or Governmental Permits relating to intellectual property rights, product liability, Tax matters or Environmental Matters, to which exclusively the representations contained in Sections 5.6, 5.12, 9.2 and 10.2 shall apply.

(c)	Paragraph 5.7 (c) of the Disclosure Schedule contains a true and complete list of all state aids and subsidies (Subventionen und Beihilfen, einschließlich Zuwendungen und Investitionszulagen) received by, granted to or applied for on behalf of any Company during a period of ten years prior to the date hereof and exceeding individually an amount of EUR 200,000 (the “State Aids “). Except as set forth in paragraph 5.7 (c) of the Disclosure Schedule, no competent governmental authority has notified any Company that it is obliged to repay in full or in part any of the State Aids received by it as a result of any failure by it to comply with the terms and condition of any such State Aid and, as of the date hereof, to Sellers’ Knowledge, the Companies have applied for, received and used all State Aids in all material respects in accordance with applicable law and the terms and conditions under which the State Aids were granted. Except as set forth in the paragraph 5.7 (c) of the Disclosure Schedule, the terms and conditions of any State Aid do not provide for, or permit, any revocation or cancellation (in whole or in part) or any material modification of the terms and conditions of any State Aid as a result of the consummation of the transactions contemplated by this Agreement. Except as disclosed in paragraph 5.7 (c) the Disclosure Schedule, (i) none of the Companies is, under the terms of any State Aid, required to employ a certain number of employees or maintain a business at any location or in any regions and (ii), as of the date hereof, none of the Companies has claimed or received or applied for any payment under any suretyship (other than those no longer in effect) granted by any governmental or the public authority which qualifies as a State Aid.

5.8	Litigation; Disputes

Except as disclosed in paragraph 5.8 of the Disclosure Schedule, as of the date hereof, no lawsuit or other proceeding is pending against any Company or, with respect to the Business, any board member of any Company before any state court, arbitrator or governmental authority involving a dispute value (Streitwert) in excess of EUR 100,000 (excluding costs and fees) and no such lawsuit or proceeding has been threatened against any Company in writing and, to Sellers’ Knowledge, there are, as of the date hereof, no facts or circumstances making it reasonably likely that such a lawsuit or other proceedings by any third party will be threatened (droht). As of the Closing Date, no such lawsuits or other proceedings (in addition to those disclosed in paragraph 5.8 of the Disclosure Schedule) will be pending or threatening (drohen), which have had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Company is subject to any decision by a court or governmental authority that materially limits its ability to operate its business in the ordinary course as presently conducted.

5.9	Employee and Labor Matters

(a)	Paragraph 5.9 (a) of the Disclosure Schedule contains a list, true and correct in all material respects as of the date hereof, of the numbers of all employees of each Company.

(b)	Except as disclosed in paragraph 5.9 (b) of the Disclosure Schedule, no Company is bound by agreements with any Key Employees or agreements with unions, works councils or similar employee representatives providing for legal consequences in the event of a change of control.

(c)	Paragraph 5.9 (c) of the Disclosure Schedule contains a true and complete list, as of the date hereof, of all members of supervisory board or similar corporate bodies, executive board members, managing directors and general managers of the Companies as well as of all employees of the Companies

(i)	who receive an annual gross salary (including all performance-related payments and bonuses but excluding fringe benefits, each in the amounts actually paid in respect of the calendar year 2003) of EUR 100,000 or more (together with the executive board members, managing directors or general managers and those other employees listed in paragraph 5.9 (c) (i) of the Disclosure Schedule collectively referred to as the “Key Employees”); or

(ii)	whose notice period exceeds twelve 12 months (except to the extent required under applicable mandatory law); or

(iii)	who are employed by a Company for a fixed period of more than one (1) year and whose employment is not subject to ordinary notice of termination (ordentliche Kündigung) during such period of time; or

(iv)	who are seconded to another Company for an envisaged period of time of more than 12 months.

Copies of all written agreements or unilateral commitments and true and complete descriptions regarding all material oral agreements or other arrangements (except for any individual pension arrangements) with such board members, managing directors and employees and a true and complete list, as of the date hereof, showing their names, position and current compensation (base compensation and maximum bonus) have been disclosed to Purchaser on the date hereof. As of the date hereof, except as disclosed to Purchaser in writing on the date hereof, none of the Key Employees has given written notice of termination of his or her employment or to Sellers’ Knowledge, has indicated to do so.

Except for the bonus arrangements disclosed to Purchaser on the date hereof, for which RÜTGERS will fully reimburse the Companies in accordance with Section 7.10 (e), none of the Companies has any financial obligations arising under any agreements with or commitments to any of its Key Employees or other employees providing for financial claims, such as bonuses or extra payments, in connection with the transactions contemplated by this Agreement.

(d)	Paragraph 5.9 (d) of the Disclosure Schedule contains a complete and correct list, as of the date hereof,

(i) of all applicable collective bargaining agreements (Tarifverträge),

(ii)	of all social plans (Sozialpläne) and all reconciliations of interests (Interessenausgleiche) which are still in effect or have been concluded (regardless of whether or not they are still in effect) since January 1, 2000;

(iii)	of all agreements with works councils (Betriebsvereinbarungen), including in each case all agreements providing for any benefits or other financial entitlements;

(iv)	of all entitlements of the employees due to occupational usage (betriebliche Übung) or general promises made to all employees (Gesamtzusage), and of all share incentives or share option schemes, all profit sharing entitlements or incentive schemes (other than for the benefit of any Key Employee and disclosed to Purchaser pursuant to paragraph (c) above), which in each case result in financial obligations of the respective Company in excess of an aggregate amount of EUR 150,000 per annum; and

(v)	of all agreements or arrangements outside of Germany that are similar to, or comparable with, those described in clauses (i) - (iv) above,

by which any of the Companies is bound, other than agreements or entitlements regarding pensions and other retirement, death, sickness, medical or disability benefits, which are covered by subsection (e) below. Except as disclosed in such list, as of the date hereof, the agreements and/or entitlements have not been terminated by either party, nor are they presently being re-negotiated or, to Sellers’ Knowledge, likely to be challenged, terminated or not renewed upon their expiry. True and complete copies of such written agreements or, as the case may be, true and complete descriptions of such oral agreements or arrangements have been disclosed to Purchaser prior to the date hereof.

Without limiting the generality of the foregoing, paragraph 5.9 (d) of the Disclosure Schedule includes each US “employee benefit plan” (within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each plan or agreement governed by the laws of the United States providing for payments that are contingent on a change in control by which any of the Companies is bound or to which any of the Companies contributes (the “US Plans”). No US Plan is subject to Title IV of ERISA, and none of the Companies has any obligations under Title IV of ERISA. Each of the Companies is in material compliance with the applicable provisions of ERISA, no excise taxes are payable with respect to any US Plan, and no US Plan provides “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended). None of the US Plans provide or are obliged to provide welfare benefits to any retired or former employee (except as required by Section 601 to 608 of ERISA).

(e)	None of the Companies is bound by any agreements or commitments relating to pensions (betriebliche Altersversorgung) including, in particular, old age, widows, orphans and invalidity pensions, payments in the event of death or early retirement arrangements, other than (i) employer’s contributions to statutory pension schemes, health and unemployment insurance and other statutory benefit schemes, (ii) for the avoidance of doubt, vacation or sick pay, (iii) any insurance policies for the benefit of employees (including workers’ compensation or accident insurance), with respect to which exclusively Section 5.11 shall apply, or (iv) the pension benefit agreements and schemes listed in paragraph 5.9 (e) of the Disclosure Schedule (the arrangements listed in paragraph 5.9 (e) of the Disclosure Schedule being referred to herein as the “Pension Arrangements”). Paragraph 5.9 (e) of the Disclosure Schedule correctly and completely lists all pension benefit arrangements and schemes of Bakelite and InfraTec Duisburg GmbH on the basis of which an employee (other than former employee) or his surviving spouse or dependants can claim such pension in accordance with the current classification made by Bakelite and InfraTec Duisburg GmbH (such classification and the respective classification of former employees to the respective pension plans, as currently made by Bakelite, are referred to herein as the “Pension Plan Classification”). Except as set forth in paragraph 5.9 (e) of the Disclosure Schedule, (i) all of the Pension Arrangements of Bakelite and InfraTec Duisburg GmbH are valid and enforceable in accordance with their stated respective terms and conditions and (ii) the amounts of pension payments (Höhe der Versorgungsleistungen) in respect of each of the Pension Arrangements in Germany and the U.K. have been adjusted, through the date hereof, on an ongoing basis as legally required, and there are no additional adjustment requirements (Anpassungsbedarf) with respect to such arrangements.

True and complete copies of all actuarial reports (if any) relating to the Pension Arrangements as of December 31, 2003 (as set forth in paragraph 5.9 (e) of the Disclosure Schedule) have been disclosed to Purchaser prior to the date hereof.

All contributions to the pensions security fund (Pensionssicherungsverein) have been made in accordance with applicable law.

(f)	Each of the Companies is in relation to each of its employees and has been during a period of four years prior to the date hereof (as far as it is relevant as of today) in relation to each of its former employees and freelancers in all material respects in compliance with all applicable statutes, regulations, collective bargaining agreements and other terms and conditions of employment.

(g)	Each of the Companies has paid when due all claims of its employees and all social security contributions and other statutory contributions related to its employees (such as the contributions to the employer’s liability insurance association (Berufsgenossenschaftliche Unfallversicherung)).

(h)	Except as disclosed in paragraph 5.9 (h) of the Disclosure Schedule, as of the date hereof, no Company is experiencing (i) any strike or lockout of its employees or (ii) any lawsuit or dispute with any union, works council, or other body of employee representatives pending before any court, governmental authority or arbitrator (including any proceedings before a conciliation board (Einigungs-stelle)) and relating to labor relations, social security or employment matters of a general nature (including, but not limited to, lay-offs, restructurings, general working conditions or discrimination) or (iii) any lawsuit with any director or employee involving an amount in excess of EUR 20,000 in each individual case. As of the Closing Date, there will be no such matters in addition to those disclosed in paragraph 5.9 (h) of the Disclosure Schedule which will have, or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Except as disclosed in paragraph 5.9 (h) of the Disclosure Schedule, all of the employees subject to dismissals or headcount reduction measures or old age part-time (Altersteilzeit) in connection with the restructuring measures in the years 2001 through 2004 have either received valid notices of termination or have entered into valid termination agreements or agreements on old-age part-time (as the case may be) with the respective Company and none of the lay-offs (Entlassungen) is ineffective.

(i)	Except as disclosed in paragraph 5.9 (i) of the Disclosure Schedule, none of the Companies is bound by any restrictions (except for those existing pursuant to provisions of mandatory law) as to the closure, downsizing, or other workforce-related restructuring of any business of the respective Company or any part thereof, including, but not limited to, agreements with works councils and other employee representatives, unions, public authorities or any other third party.

(j)	Except as disclosed in paragraph 5.9 (j) of the Disclosure Schedule, the Unemployment Office (Agentur für Arbeit, Bundesagentur für Arbeit) has not claimed any reimbursement under Section 147a of the German Code on Social Law III (SGB III) for unemployment benefits paid to employees whose employment relationships have been terminated on the basis of notices given to, or termination agreements signed by, employees of such Company, and, to Sellers’ Knowledge, there are no circumstances making it reasonably likely that any such claims will be raised by the Unemployment Office.

(k)	Except as set forth in paragraph 5.9 (k) of the Disclosure Schedule, none of the Companies is obligated to make payments to the inab–Ausbildungs- und Beschäftigungsgesellschaft des bfw mbH or any other comparable entity (Beschäftigungsgesellschaft).

5.10	Material Agreements

(a)	Except for the agreements listed paragraph 5.10 (a) of the Disclosure Schedule (the “Material Agreements”), no Company is, as of the date hereof, a party to any of the following written or non-written (binding) agreements, provided that any primary contractual obligation (primäre Hauptleistungspflicht) thereunder has not yet been fulfilled:

(1)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate entered into (i) since December 31, 2003 or (ii) since December 31, 1998, provided that in the case of Section 5.10 (a) (1) (ii) there are outstanding obligations for indemnification or other outstanding obligations under any such agreement which could, in each case, reasonably be expected to exceed EUR 500,000;

(2)	joint venture, partnership (other than cooperation agreements) or shareholder agreements; cooperation agreements (including on research and development projects) which are material for the business of the Bakelite Group or any Business Unit (each taken as a whole);

(3)	rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 100,000 or more;

(4)	loan agreements (other than relating to any intercompany debt towards any Company or member of the RÜTGERS Group), bonds, notes or any other instruments of debt issued by any Company and involving, individually, an indebtedness of the relevant Company of EUR 100,000 or more;

(5)	guarantees, indemnities and suretyships issued by any of the Companies for any debt or other obligation of any third party (other than any Company), sale and lease back agreements, asset backed security transactions, financial leases (as defined under IAS 17) and swap, option and other derivatives (including foreign currency hedging transactions), in each case for an amount of EUR 100,000 or more per item (provided that Sellers hereby represent that any such items below EUR 100,000 do not exceed EUR 300,000 in the aggregate);

(6)	any agreement (excluding customary restrictions in cooperation, supplier or reseller agreements) that materially limits the freedom of the Bakelite Group or any of the Companies to produce, market, distribute or sell any product or to compete in any line of business or with any third party;

(7)	any agreements, arrangements or commitments with any member of the RÜTGERS Group relating to any industrial compound jointly used by any Company and the RÜTGERS Group, including the premises in Duisburg-Meiderich, Germany; any other agreements, arrangements or commitments with any member of the RÜTGERS Group or the RAG group (other than the Degussa group) which (i) are required for the business of the Companies or relate to sales or services that cannot be obtained from third parties at equivalent cost, (ii) cannot be terminated by the relevant Company within three months after the Effective Date or (iii) provide for a remuneration in excess of EUR 25,000 per annum each;

(8)	license agreements entered into by a Company as licensor or licensee (other than licenses within the Bakelite Group) which (i) impose on the Company annual payments of EUR 100,000 or more in the individual case or (ii) relate to any Bakelite Intellectual Property Right and cannot be terminated by the Company within a period of 12 months after the Effective Date;

(9)	material agreements which contain change of control provisions according to which such agreements would terminate or could be terminated; agreements which contain change of control clauses pursuant to which payments in excess of EUR 50,000 in each case could become due, or any Material Adverse Effect could occur, in each case as a result of the execution of, or consummation of the transactions contemplated by, this Agreement;

(10)	agreements, in writing or orally, relating to the operation of, management of, remediation of, or comparable administration of, and construction work on the Duisburg-Meiderich Site with InfraTec Duisburg GmbH, Bozzetto GmbH or any other party operating on the Duisburg-Meiderich Site; and

(11)	agreements or commitments not made in the ordinary course of the Companies’ business which have, or would reasonably be expected to have, a Material Adverse Effect.

(b)	Prior to the date hereof, except as set forth in paragraph 5.10 (b) of the Disclosure Schedule, Sellers have granted Purchaser access to copies of all Material

Agreements, which are true and complete in all material respects as of the date hereof. To Sellers’ Knowledge, unless otherwise disclosed in paragraph 5.10 (b) of the Disclosure Schedule, (i) no counterparty to any Material Agreement has disputed in writing its validity or enforceability or the validity or enforceability of any material term thereof and there are no circumstances making it reasonably likely that any Material Agreement or material term thereof will be held invalid or unenforceable, (ii) none of the Companies has given or received any notice of ordinary or extraordinary termination (or any written announcement with respect thereto) to or from any counterparty with respect to any Material Agreement (except for any termination permitted pursuant to Section 7.1) and (iii) neither any Company nor any counterparty to any Material Agreement is in default or breach under any such agreement which, in each case, could reasonably be expected to result in the cancellation or termination thereof.

(c)	Except as disclosed in paragraph 5.10 (c) of the Disclosure Schedule, as of the date hereof, none of the ten largest suppliers or ten largest customers of the Bakelite Group, based on the aggregate sales in the fiscal year 2003, has (i) indicated in writing to the Companies that it intends to terminate or materially reduce its business dealings with the Bakelite Group or (ii) has given notice of ordinary or extraordinary termination. None of the Companies has given notice of ordinary or extraordinary termination (or any written announcement with respect thereto) to any such customer or supplier (except to the extent permitted under Section 7.1) and neither any Company nor, to Seller’s Knowledge, as of the date hereof, any such supplier or customer is in default or breach under any such agreement which, in each case, could reasonably be expected to result in the cancellation or termination thereof. True and complete copies of any written frame or master agreements (Rahmenverträge) with such suppliers and customers and correct descriptions of any such material non-written and legally binding terms governing the ongoing relationship with such suppliers and customers (in each case as currently in effect) have been disclosed to the Purchaser on the date hereof.

5.11	Insurance Coverage

Paragraph 5.11 of the Disclosure Schedule contains a true and complete list of all material insurance policies, irrespective whether concluded by a Company or by a member of the RÜTGERS Group, relating to the assets, business or operations, managing directors, supervisory board members or advisory board members of the Companies, indicating any policies which will terminate or may be terminated by the insurer as a result of the consummation of the transactions contemplated by this Agreement. The insurances specified paragraph 5.11 of in the Disclosure Schedule cover all risks required by law to be covered (Pflichtversicherungen). To Sellers’ Knowledge, all such policies are in full force and effect and there are no material claims by any Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

5.12	Product Liability

Except as disclosed in paragraph 5.12 of the Disclosure Schedule,

(a)	as of the date hereof, no pending product liability claims (Produkthaftpflichtansprüche) relating to personal injury, property damage or financial losses and exceeding EUR 100,000 each have been asserted in writing against any Company;

(b)	as of the date hereof, no Company has received any pending written order or, to Sellers’ Knowledge, received any other notice or instruction from any governmental authority to recall any of the products manufactured and delivered by it, or, to Sellers’ Knowledge, no such written order or instruction is threatened;

(c)	the products currently manufactured or delivered by the Companies do not have any design or manufacturing defects (Design- oder Serienfehler) affecting a product line or portion thereof; and

(d)	in the period between the date hereof and the Closing Date, no matters as described in subparagraphs (a) and (b) will occur which have, or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.13	Finders’ Fees

No Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the transactions contemplated hereby.

5.14	Conduct of Business since December 31, 2003

Except as disclosed in paragraph 5.14 of the Disclosure Schedule and except for any transaction contemplated by or any facts or events disclosed in this Agreement, in the period between December 31, 2003 and the date hereof there has not been:

(a)	any merger or similar business combination between any Company and any third party (other than a Company);

(b)	any declaration or payment of dividends by any Company to any member of the RÜTGERS Group;

(c)	any divestiture by any Company of a shareholding or business with a value in excess of EUR 500,000 each or an aggregate amount of EUR 2,000,000;

(d)	any incurrence or guarantee by any Company of any indebtedness for borrowed money (in addition to any such indebtedness shown or reflected in the Reference Financial Statements), other than indebtedness (i) incurred from the RÜTGERS Group or (ii) incurred from any other lenders and less than EUR 5,000,000 in the aggregate;

(e)	any investment by any Company in, or the making of any loan to, any other company or entity (other than any Company and except for any amounts extended to any member of the RÜTGERS Group under any cash pooling or other financing arrangement as referred to in Section 7.2 (b)) exceeding in each case EUR 500,000 or an aggregate amount of EUR 2,000,000;

(f)	any capital expenditure by any Company, by additions or improvements to property, plant or equipment, in excess of EUR 500,000 each or an aggregate amount of EUR 2,000,000, except as provided for in the budget included in paragraph 7.1 of the Disclosure Schedule, or, for any reason, any material failure, with respect to the period between January 1 and December 31, 2004, to make the capital expenditures provided for in the budget;

(g)	any lay-off with respect to a significant part of the workforce of the Bakelite Group;

(h)	any change in, or commitment to change, any compensation or benefit of any Key Employee made in connection with this Agreement or the transactions contemplated hereby, other than any changes in the ordinary course of business, consistent with past practice;

(i)	any material change in any method of accounting or accounting practice or policy by any Company, except as required due to a concurrent change in generally accepted accounting principles;

(j)	any transaction entered into by any Company outside the ordinary course of business which has had, or would reasonably be expected to have, a Material Adverse Effect; or

(k)	any damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting the business or assets of any Company which has, or would reasonably be expected to have, a Material Adverse Effect.

5.15	Affiliate Transactions

Except as set forth in paragraph 5.15 or in any agreement referred to in paragraph 5.10 of the Disclosure Schedule, no present stockholder (other than another Company) or managing director (or the equivalent position thereof in any jurisdiction in which any of the Companies is incorporated) (each a “Director”) of any of the Companies, or any spouse or child of any Director (i) owns whether on an individual, joint or other basis, any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the business conducted by the Companies, or (ii) has received any loans from, or made any loans to, any of the Companies.

5.16	No Other Representations or Warranties

Subject to the provisions expressly set forth in this Agreement, Purchaser agrees to acquire the Sold Shares and the Bakelite Group in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of Sellers or any of their employees, advisors or other representatives. Purchaser acknowledges that Sellers make no representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

Section 6

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows, in each case as of the date hereof and the Closing Date (unless otherwise set forth below):

6.1	Existence and Authorization of Purchaser and Purchaser’s Parent

(a)	Purchaser is a limited liability company (GmbH) duly incorporated and validly existing under the laws of Germany. Purchaser’s Parent is a corporation duly incorporated and validly existing under the laws of New Jersey. Purchaser and Purchaser’s Parent have all corporate powers required to carry on their businesses as presently conducted.

(b)	The execution and performance by each Purchaser and Purchaser’s Parent of this Agreement are within their corporate powers, do not violate their articles of association or by-laws and have been duly authorized by all necessary corporate action.

(c)	Assuming compliance with any applicable requirements under merger control laws as set forth in Section 4.2 (a), the execution and performance of this Agreement by Purchaser and Purchaser’s Parent require no approval or consent by any governmental body, authority or official and do not violate any applicable law or decision by any court or governmental authority binding on any member of the Purchaser’s Group.

(d)	There is no lawsuit, investigation or proceeding pending against, or to the knowledge of any board member or managing director of Purchaser or Purchaser’s Parent, threatened in writing against any member of the Purchaser’s Group before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement or would otherwise materially and adversely affect Purchaser’s ability to perform its obligations hereunder.

6.2	Finders’ Fees

No member of the Purchaser’s Group has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which Sellers could become liable.

6.3	Financial Capability

Exhibit 4.2 (c) contains true and accurate photocopies of the Commitment Letters.

6.4	Purchase for Interest

Purchaser is purchasing the Sold Shares for investment for its own account and not with a current view to any sale or distribution thereof or any portion thereof to a party not belonging to the Purchaser’s Group or any of its affiliates.

Section 7

Covenants

7.1	Conduct of Business Prior to Closing

From the date hereof to the Closing Date, except as disclosed in paragraph 7.1 of the Disclosure Schedule or contemplated by this Agreement, Sellers shall, to the extent permitted by applicable law,

(a)	not resolve or permit any of the actions referred to in Section 5.14 (a) and (b);

(b)	with respect to the period between the date hereof and the termination of the existing domination and profit and loss transfer agreement pursuant to Section 7.3 (a), instruct (which shall include their best efforts to ensure the compliance with the instruction) Bakelite (i) to conduct its business, and to cause the other members of Bakelite Group to conduct their businesses, in all material respects in the ordinary course, consistent with past practice, and (ii) not to take, or permit any other member of the Bakelite Group to take, any of the actions set forth in Section 5.14 (c) - (j), or fail to take any action which has resulted, or may reasonably be expected to result, in a breach of Section 5.14 (c) – (j), in each case without prior consultation with Purchaser, and (iii)

(1)	not to establish any entity, acquire or sell any participation (including silent partnerships) in other entities or incur the obligation to acquire or sell such participation;

(2)	not to establish any new branches of business, abandon or modify branches and close industrial branches (Betriebsstätten);

(3)	to use reasonable efforts to keep available the services of its present managing directors and Key Employees;

(4)	not to make any material change in the terms of the employment (including compensation) of any employees, other than in the ordinary course of business consistent with past practice;

(5)	to perform all routine maintenance in all material respects in accordance with existing maintenance schedules;

(6)	to use reasonable efforts to maintain and preserve its business intact in all material respects and maintain in all material respects the ordinary and customary relationships of its business with its suppliers, customers and others having business relationships with it and not to change in any material respect the standard payment policies or standard warranty terms extended to customers that affect a material part of the business of the Bakelite Group, except as may be required by any change in laws;

(7)	to continue, after December 31, 2004, to make capital expenditures in the ordinary course and consistent with past practice and in accordance with the budget set out in paragraph 7.1 of the Disclosure Schedule;

(8)	to continue in full force and effect without material modification the insurance policies referred to in paragraph 5.11 of the Disclosure Schedule;

(9)	not to sell, transfer, lease, sublease, license, mortgage, pledge, assign or transfer for security purposes, subject to liens, charges or any other encumbrances or otherwise dispose of any of its properties or other material assets, except as may be required under applicable law or any existing agreements disclosed in this Agreement and except for any such disposals of assets (other than any of the Properties owned by the Companies) made in the ordinary course of business, consistent with past practice;

(10)	to maintain inventory levels in the ordinary course of business;

(11)	not to sell the business of the Bakelite Group in whole or in material parts, perform transactions under the German Transformation Act (UmwG) or enter into any agreements within the meaning of Section 291 et seq. of the German Stock Corporation Act (AktG);

(12)	not to modify or amend (except for normal price adjustments in the ordinary course of business, consistent with past practice), waive, terminate or fail to renew any Material Agreement; not to breach in any material respect any Material Agreement; not to enter into any new agreement that would meet the requirements of either Section 5.10 (a) (1) (disregarding the provisos contained therein) or any of the requirements set forth in Sections 5.10 (a) (2) (other than cooperation agreements), (4), (5), (6), (7), (8) (ii), (9), (10) or (11); not to enter into any other agreement that would be a Material Agreement; except, in each case of this paragraph (12), in the ordinary course of business, consistent with past practice and with the prior consent of the Parties (which shall not be unreasonably withheld);

(13)	to maintain its books, accounts and records in the ordinary course, on a basis consistent with past practice;

(14)	not to do any actions outside the ordinary course of business which may reasonably be expected to result in an increase of the Effective Date Cash or would result in any Trapped Cash;

(15)	not to accelerate or delay collection or payment, as applicable, of any accounts or other receivables or accounts or other payables of its business in advance of or beyond their regular due dates or the dates when the same would have been collected or paid in the ordinary course of business consistent with past practice (other than any accelerations or delays occurring in the ordinary course of business consistent with past practice);

(16)	not to modify or amend its organizational or constitutional documents or the constitutional or organizational documents of any member of the Bakelite Group, except as required under applicable mandatory law;

(17)	not to issue or sell any capital stock or other equity securities, or any option, warrant or other right to acquire the same of, or any other equity interest in it or any member of the Bakelite Group which is controlled by it;

(18)	not to cancel, settle or waive any material claims held by it, other than in the ordinary course of business consistent with past practice;

(19)	not to adopt, terminate or amend any collective employee benefit plan (inclusive of pension commitments), collective bargaining agreement or other contract with any labor union, works council or similar organization, except (i) for amendments in the ordinary course of its business consistent with past practice (in a manner that does not increase the cost of the compensation or benefits of any employee) or (ii) as required by applicable law; not to enter into individual agreements granting employee benefits relating to retirement, death, sickness, medical or disability to any employee, except as provided by, and in accordance with the terms of, any existing employee benefit plan; not to amend or modify any agreement with a Key Employee (except for normal salary increases in the ordinary course of business, consistent with past practice) or to enter into an agreement with any employee who would be a Key Employee, except in order to replace any existing Key Employee or as otherwise reasonably required by business needs, with the prior consent of the Parties (which shall not be unreasonably withheld);

(20)	not to make any material Tax election, settle or compromise any liability for Taxes or, other than in the ordinary course of business consistent with past practice; or

(21)	to materially comply with all applicable laws;

(22)	not to engage in any business, any action and/or any declaration which would require the approval of the supervisory board (Aufsichtsrat) of Bakelite pursuant to the articles of association (Satzung), the rules of procedure for the board of executive directors (Geschäftsordnung für den Vorstand) and/or the rules of procedure for the supervisory board (Geschäftsordnung für den Aufsichtsrat) of Bakelite, each as currently in force and effect as at the date thereof;

(23)	not to knowingly take any action which would result in a breach of any representation of Sellers given herein; and

(24)	not to agree or commit to do any of the foregoing.

7.2	Financing of the Bakelite Group

(a)	During the period between the date hereof and the Closing Date, Sellers shall repay, or cause to be repaid, such loans granted to the Bakelite Group by any bank or other financial institution listed in Exhibit 7.2 (a) and in accordance with the provisions set forth in Exhibit 7.2 (a) (unless otherwise mutually agreed between the Parties or, subject to Section 7.4, requested by Purchaser after the date hereof). In each case, Sellers shall provide such amounts as are required for the repayment of any loan in accordance with this Section 7.2 (a) by way of a shareholder loan or the repayment of any loan payables of the RÜTGERS Group to the Bakelite Group under any cash pooling arrangement (as set forth in Exhibit 7.2 (a) and otherwise at Sellers’ choice), to the extent necessary for the Bakelite Group to continue its business in the ordinary course.

(b)	The Parties agree that any cash pooling or similar financing arrangements and other borrowings (Darlehen) between any Company and any entity of the RÜTGERS Group will be terminated with effect as of the Effective Date. Sellers shall procure that any claims of the Bakelite Group against the RÜTGERS Group under any such arrangements and borrowings shall be settled by the RÜTGERS Group on the Closing Date. If such arrangements result in any receivable

(including accrued interest) of the RÜTGERS Group, Purchaser shall acquire, on the Closing Date, such receivable which qualifies as Effective Date Financial Debt with effect as of the Effective Date for a consideration equal to its nominal amount (plus interest). The final amount of any such payables and receivables shall be determined in accordance with Section 3 and be settled in accordance with Section 2.3.

(c)	Sellers shall procure that the land charges for the benefit of Allianz Lebensversicherungs-AG referred to in paragraph 5.5 (b) of the Disclosure Schedule will be fully released or retransferred to Bakelite prior to or on the Closing Date.

(d)	With effect as of the Closing, neither Sellers nor any entity of the RÜTGERS Group shall be responsible for the financing of the Bakelite Group.

7.3	Termination of Domination and Profit and Loss Transfer Agreement of Bakelite; Change of Business and Fiscal Year of Bakelite and MGS Kunstharzprodukte GmbH

(a)	Prior to the Effective Date, Sellers shall change the business year (Geschäftsjahr) and the fiscal year (Wirtschaftsjahr) of Bakelite and MGS Kunstharzprodukte GmbH so as to end with effect as of the Effective Date, unless the Effective Date is December 31, 2004/January 1, 2005, and shall terminate the domination and profit and loss transfer agreement between RÜTGERS and Bakelite as of the Effective Date. After the date hereof, the Parties shall closely cooperate in order to determine the prospective Effective Date and Sellers shall pass all necessary resolutions, make all necessary filings and use all reasonable efforts to cause the registration of the change of the business and fiscal year in the commercial register of Bakelite to be timely made prior to such date. Subject to the compliance by Sellers with the preceding sentence, Sellers shall, however, not be liable to Purchaser if the registration is not timely entered into the commercial register, and as a result of such non-registration the Closing has to be postponed in accordance with Section 4.2 (c) (v).

(b)	Bakelite shall transfer to RÜTGERS any profit, and RÜTGERS shall compensate Bakelite for any loss, in each case generated in the period commenced on January 1, 2004 and ending on the Effective Date (as shown in the statutory accounts of Bakelite as of the Effective Date) in accordance with the terms and conditions of such agreement. To the extent that any profit transfer by Bakelite or obligation by RÜTGERS to compensate losses incurred by Bakelite under the domination and profit and loss transfer agreement is outstanding as of the Closing Date (taking into account any down-payments made by Bakelite or RÜTGERS, as the case may be, prior to the Closing Date), Purchaser shall ensure the timely payment of such profit transfer by Bakelite to RÜTGERS and Sellers shall ensure the timely payment of any compensation of losses incurred by Bakelite, as the case may be, after the Closing Date in accordance with the terms of the agreement. Any Losses arising out of the failure by RÜTGERS to timely pay any compensation for losses incurred by Bakelite shall, for the avoidance of doubt, not be subject to the limitations set forth in Section 8.4 and shall be disregarded in the calculation as to whether the Losses exceed the thresholds or limitations set forth in Section 8.4.

(c)	The Parties agree and shall procure that upon payment of the profit transfer or loss compensation in accordance with subparagraph (b) all rights and obligations between RÜTGERS and Bakelite related to any profit and loss transfer shall be finally settled and that the statutory accounts of Bakelite as of the Effective Date and as of any previous date shall not be challenged by the Parties or by or on behalf of Bakelite after the Closing Date (notwithstanding the Parties’ rights and obligations in respect of the Effective Date Financial Statements, which are to be prepared in accordance with the principles set forth in Section 3.2). Subject to the Closing, Purchaser shall indemnify and hold harmless RÜTGERS from any obligation arising in connection with the domination and profit and loss transfer agreement as referred to in subparagraph (a) above (except for obligations vis-à-vis any entities of the RÜTGERS Group and except to the extent that Sellers have to indemnify Purchaser from any such obligations under any other provision of this Agreement), including (i) the obligation to indemnify Bakelite from any loss (Sec. 302 of the German Stock Corporation Act) in excess of the loss shown in the statutory accounts of Bakelite as of the Effective Date which is included in the calculation of Effective Date Cash in accordance with Section 2.1 and (ii) the obligation to provide security to the creditors of Bakelite (Sec. 303 of the German Stock Corporation Act). Any indemnification claims of RÜTGERS against Bakelite under applicable law with respect to any security provided under Sec. 303 of the German Stock Corporation Act shall not be affected thereby.

7.4	Release from Guarantees

With effect as of the Closing Date, Purchaser hereby assumes (i) any and all obligations and liabilities relating to any guarantees, comfort letters and other security interests of any kind which any member of the RÜTGERS Group, or any third party on behalf of any member of the RÜTGERS Group, has provided prior to the date hereof or will provide prior to the Closing Date in favor of, or on behalf of, any member of the Bakelite Group to banks, other financial institutions, suppliers, customers or other third parties (provided, however, that such guarantees, comfort letters and other security interests are disclosed in Exhibit 7.4 (1) and provided further that, following the date hereof, no member of the

RÜTGERS Group shall provide any new guarantee, comfort letter or other security in respect of liabilities of any member of the Bakelite Group without the prior written consent of Purchaser) (the “Sellers’ Guarantees”) and (ii) shall indemnify and hold harmless the relevant members of the RÜTGERS Group from any obligations and liabilities arising under or in connection with the Sellers’ Guarantees. Purchaser shall further, prior to or on the Closing Date, to the extent possible, release all relevant members of the RÜTGERS Group from the Sellers’ Guarantees with effect as of the Closing Date, provided that Sellers shall notify Purchaser of the outstanding Sellers’ Guarantees and the amount of the aggregate (actual or contingent) liability of the RÜTGERS Group thereunder at least five Business Days before the Closing Date and further provided that such release does not involve unreasonable costs and liabilities of Purchaser. To the extent that the relevant members of the RÜTGERS Group are not released from any Sellers’ Guarantees provided by them in order to secure any loans granted by banks or other financial institutions (as specifically set forth in Exhibit 7.4 (1) and other than those to be repaid in accordance with Section 7.2 (a)), Purchaser shall, on the Closing Date, provide an unconditional and irrevocable bank guarantee issued by a first class (AA rated) European or US bank of international standing and payable upon first demand, in the form attached hereto as Exhibit 7.4 (2) in an amount of the outstanding amount under any such loans as of the Closing Date as notified to Purchaser by Sellers at the latest five Business Days prior to the Closing Date (which amount shall in no event be higher than as set forth in Exhibit 7.4 (1)). For the avoidance of doubt, any recourse claims of the RÜTGERS Group against any entity of the Bakelite Group in connection with any Sellers’ Guarantees shall not be affected by this Agreement.

7.5	Resignations

On the Closing Date, Sellers shall deliver to Purchaser the resignations, effective prior to or on the Closing Date, of certain members of the supervisory board of Bakelite who act as representatives of Sellers on such board, as listed in Exhibit 7.5.

7.6	Covenant not to Compete

Sellers shall not, and shall cause the other entities of the RÜTGERS Group (as it exists today) for so long as they continue to be part of the RÜTGERS Group

(a)	for a period of three years after the Closing Date, not to engage in the Business (which shall include an obligation not to support or advise any entity of the RAG Aktiengesellschaft group in the conduct of the Business) as conducted by the Bakelite Group as of the Closing Date in the current geographical area of activities of the Bakelite Group, provided, however, that the following activities shall be exempt from the covenant not to compete:

(i)	any activities conducted by the RÜTGERS Group (as existing on the date hereof) as of the Closing Date;

(ii)	the manufacturing and distribution of products and parts thereof which are offered by the RÜTGERS Group as an integral part of, or in combination with, other products that are not currently distributed by the Bakelite Group;

(iii)	the acquisition of a non-controlling interest (which shall in no event exceed 10% of the voting rights) in a publicly traded entity engaged in the Business; or

(iv)	the acquisition of a non-controlling or controlling interest in an entity or group which is not primarily engaged in Business, unless the acquisition of the competing business was the main purpose of the acquisition and provided that the aggregate sales of the acquired entity or group in the Business do not exceed 10% of the aggregate sales of such entity or group (in each case based on the sales in the financial year preceding the acquisition);

(b)	for a period of two years after the Closing Date, not to actively solicit for employment, entice away or, to the extent permitted by applicable law, offer employment to or employ or offer or conclude any contract for services with, any Key Employee, provided that this covenant shall not apply with respect to any person who (i) has given notice of termination of, or agreed with the relevant Company to terminate, his employment without any inducement by Sellers or their respective affiliate, or (ii) has been given notice of termination of his employment by the Company without Sellers inducing such employee to provoke such termination.

7.7	Confidentiality

Subject to the provisions of Section 9.9, for a period of five years after the Closing Date (but in no event longer than permitted under applicable law), Sellers shall keep confidential and not disclose to any third party any business or trade secrets of the Bakelite Group, other than those which have become publicly known through no fault of the RÜTGERS Group or which the RÜTGERS Group is required to disclose in order to comply with any legal requirements or stock exchange regulations. Such confidentiality obligation shall be satisfied if Sellers or the relevant members of the RÜTGERS Group exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information (Sorgfalt in eigenen Angelegenheiten).

7.8	Corporate Names and Sellers’ Marks

(a)	RÜTGERS shall procure that the corporate name of RÜTGERS Bakelite will be changed as soon as reasonably practicable after the Closing Date so as to no longer to contain the name “Bakelite”.

(b)	After the Closing Date, Purchaser shall not use, or permit the Companies or any third party to use, (as part of its corporate or trade names, logos, internet domain names or otherwise) the name “RÜTGERS” (or any similar name) or any other name or mark which indicates that the Companies are part of RÜTGERS Group or any group of any (direct or indirect) shareholder of Sellers (collectively, the “Sellers’ Marks”). Sellers shall, however, for an interim period of six months after the Closing Date, not object to the use by Purchaser or any Company of any existing brochures or sales literature containing any Sellers’ Mark or to the sell of any products and packaging which are in stock on the Closing Date carrying any Sellers’ Mark, provided that Purchaser or the relevant Companies inform the relevant third party in writing without undue delay after the Closing that Purchaser has acquired the Bakelite Group.

(c)	After the Closing Date, Sellers shall not use, or permit any member of the RÜTGERS Group or any third party to use, (as part of its corporate or trade names, logos, internet domain names or otherwise) the name “Bakelite” (or any similar name) or any other name or mark which indicates that the Companies are part of RÜTGERS Group or any group of any (direct or indirect) shareholder of Sellers, except that they may, for an interim period of six months after the Closing Date, use any existing brochures or other literature which are in stock on the Closing Date. For the avoidance of doubt, Purchasers shall not to object to any indication in any description of the history of the RÜTGERS Group that the Bakelite Group was part of the RÜTGERS Group until the Closing Date.

7.9	Access to Information

(a)	In the period between the date hereof and the Closing Date, Sellers shall use reasonable efforts to cause the Companies to grant Purchasers and their representatives reasonable access to the management of the Companies and their accountants, legal counsel and other advisors and any financial and operating data and documents and information relating to the assets and businesses of the Bakelite Group, to the extent (i) reasonably necessary for (x) the consummation of this Agreement and obtaining acquisition financing under the Commitment Letters or equivalent financing instruments as described in more detail in

Section 4.2 (c) (iv) or (y) the integration planning of the respective businesses and operations of the Purchaser’s Group and the Bakelite Group or (z) personnel planning, (ii) not prohibited by applicable antitrust and other laws and (iii) not leading to undue interference with or unreasonable disruption of the business of the Companies. To the extent that any information to be provided to Purchaser is competitively sensitive, the Companies shall provide such information on an outside counsel or outside accountant only basis, subject to appropriate confidentiality obligations. Any out-of-pocket expenses reasonably incurred by Sellers or the Companies in connection with such access shall be borne by Purchaser. During such period, Sellers shall in particular forward to Purchaser within fifteen Business Days of the end of the relevant month, copies of all regular consolidated monthly financial reporting prepared by the Bakelite Group.

(b)	After the Closing Date, Purchaser will promptly afford to Sellers and its representatives, upon reasonable advance notice, access to accounting, financial, environmental and other records (and allow them to make copies thereof), as well as to other information, management, employees and auditors of the Bakelite Group to the extent arising out of or related to events having occurred prior to Closing and necessary for the RÜTGERS Group (or the group of any direct or indirect shareholder of Sellers) in connection with any audit, investigation, dispute or litigation or any accounting or tax purpose. Any out-of-pocket expenses reasonably incurred by Purchaser or the Companies in connection with such access shall be borne by Seller. Purchaser shall keep, and procure that the Companies will keep, all books and records relating to any period prior to the Closing Date in accordance with and during the periods required under applicable law. Purchaser agrees to cause the Bakelite Group to give Sellers reasonable notice prior to transferring, discarding or destroying any books or records of the Bakelite Group relating to any matters which may be relevant with respect to any indemnity obligation of Sellers under this Agreement (in particular with respect to any tax matter relating to any period prior to the Closing Date) and, if Sellers so reasonably requests, to deliver such books or records to Sellers, to the extent that they relate to any period prior to the Closing Date. To the extent that any information to be provided to Sellers is competitively sensitive, the Companies shall provide such information on an outside counsel or outside accountant only basis, subject to appropriate confidentiality obligations.

(c)	Following the Closing Date, Sellers shall grant, and shall cause any member of the RÜTGERS Group to grant, Purchaser and the Companies and their counsels, tax advisors and auditors, for a period of 10 years, but in no event longer than the applicable preservation periods (Aufbewahrungsfristen), a right to inspect, during normal business hours and on reasonable advance notice, all books and records of Sellers and any member of the RÜTGERS Group to the extent such books and records relate to the Business and the information contained therein is not available within the Bakelite Group, provided that such inspection is necessary in connection with any audit by any public authority or the preparation of financial statements or any securities offering or any other valid business purpose. Purchaser and the Companies are entitled to take copies of such books and records for the abovementioned purposes.

(d)	Sellers shall make available to the Companies and the Purchaser (on behalf of and in relation to the operation of the Business) Sellers’ rights of recovery under all of the relevant insurance policies, including all historic occurrence based policies under which claims may still be asserted, in respect of general and product liability, auto liability or workers compensation/employers liability claims filed in relation to any events, occurrences or accidents occurring prior to the Closing Date. Sellers and Purchaser shall cooperate in connection with the handling and administration of these claims, it being understood that Sellers shall take such actions reasonably necessary to pursue such claims, which may include assignment to Purchaser of the right to such insurance claim, providing written notice of such insurance claim or assignment to the third party insurer (with a copy of such notice to be given by Sellers to Purchaser) and provision of information regarding any such insurance claim required by an insurance policy or third party insurer.

7.10	Further Assurances; Cooperation

(a)	Subject to the terms and conditions of this Agreement, the Parties will use reasonable efforts to execute, or cause to be executed, all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In particular, Purchaser shall use all commercially reasonable efforts to cause the financing condition set forth in Section 4.2 (c) (iv) to be fulfilled as timely as practicable.

(b)	In the period between the date hereof and the Closing Date, Sellers shall cooperate, and use reasonable efforts to cause the Companies to cooperate, to the extent legally permissible, with Purchaser in order to ensure, to the extent possible and practicable, continuity in the relationships of the Bakelite Group with suppliers, customers and employees, provided, however, that (notwithstanding any other provisions of this Agreement, but subject to Sellers’ compliance with the covenant in this Section 7.10 (b)), Sellers shall have no liability arising from the failure to obtain any third party consents in connection with the transactions contemplated hereby or from any defections of suppliers, customers or employees after the date hereof.

(c)	In the period between the date hereof and the Closing Date, Sellers shall, upon request of Purchaser, use all reasonable efforts to cause the Companies and their auditors and consultants to reasonably cooperate with Purchaser, at Purchaser’s cost, in satisfying any condition to financing set out in Purchaser’s agreements with banks and other lenders. Such cooperation shall include, without limitation, preparations for the obtaining or release of any liens, providing access to properties and other assets for third party appraisals, obtaining any required consents of landlords and lenders of the Companies, preparations for the implementation of a new cash management system and attending roadshows by the management of Bakelite in respect of offering or debt or equity securities). Notwithstanding the above, any such cooperation as requested by Purchaser shall not unduly interfere with the business operations of the Companies, and no Company shall be under any obligation pursuant to this Section 7.10 (b) to execute any binding agreement or other document or enter into any binding commitment prior to the Closing.

(d)	After the Closing Date, the Parties shall furnish to each other, upon request and as promptly as reasonably practicable, such information and assistance relating to the Companies as is reasonably necessary in connection with (i) any accounting matter, including the preparation of any financial statements, (ii) any regulatory matter or any suit, action, investigation, proceeding or claim, commenced or threatened by any third party, or (iii) any insurance matter, including claims for coverage.

(e)	Sellers will fully and contemporaneously with the payment to the relevant directors or employees reimburse the Bakelite Group the bonus payments referred to in Section 5.9 (c), last paragraph, and any wage taxes and social security payments related thereto.

(f)	After the Closing Date, Sellers shall, upon request of Purchaser, procure that any agreements between any entity of the RÜTGERS Group and any Company which are required to be disclosed in this Agreement pursuant to Section 5.10, but are not disclosed herein, will be promptly terminated at no cost for the relevant Company with retroactive economic effect as of the Effective Date.

7.11	US Financial Statements

Sellers shall cause the Bakelite Group to use its best efforts (nach besten Kräften) and devote all adequate resources to prepare and deliver, as soon as practicable after the date hereof, audited consolidated financial statements of the Bakelite Group for the years ending December 31, 2002 and December 31, 2003, and unaudited interim quarterly financial statements for 2004, including prior period comparative financial information, reviewed by Bakelite’s auditors (the “US Financial Statements”). Any instruction by Sellers to the Bakelite Group shall include, in accordance with any specific requests to be made by Purchaser in writing (in a form that can be forwarded to the Bakelite Group without any further material comments or explanations by Sellers being necessary), that the financial statements contemplated by this Section shall: (i) be prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), (ii) contain full notes thereto, (iii) comply with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”) and (iv) in the case of audited financial statements, be audited in accordance with generally accepted auditing standards in the United States of America without qualification as to scope. Purchaser shall appoint a project team for the coordination of Purchaser’s requirements related to the US Financial Statements and Sellers shall grant such project team reasonable access to the Bakelite Group’s management in connection with their preparation. Any reasonable audit fees and advisor’s fees (provided that the retainment, including its general fee arrangements and other general terms and conditions, of the auditors and advisors of Bakelite and/or Sellers shall require Purchaser’s consent) and other reasonable out-of-pocket expenses incurred in complying with this Section 7.11 and any other costs incurred by the Bakelite Group or the RÜTGERS Group in connection with the preparation (other than internal administration costs of the Bakelite Group and the RÜTGERS Group) will be payable by Purchaser and shall not be taken into account in the calculation of the 2004 Normalized EBITDA or of the Effective Date Cash, Effective Date Financial Debt or Effective Date Working Capital. In addition, from the date of this Agreement, Sellers shall upon such written request of Purchaser, cause the Bakelite Group to provide customary representations to auditors and any additional financial information and assistance in connection therewith as may be reasonably requested by Purchaser or its affiliates in connection with any financial documents or filing with the SEC undertaken by Purchaser or its affiliates. Purchaser confirms that the delivery of the US Financial Statements is no condition to Closing or to Purchaser’s financing in connection with the transaction contemplated hereby and that Sellers shall not be liable under any provision of this Agreement for the accuracy and compliance with US GAAP of the US Financial Statements.

7.12	Assignment of Agreements

Upon request of Purchaser, Sellers shall cooperate, and shall cause any relevant entity of the RÜTGERS Group to cooperate, with Purchaser and Bakelite and use their best efforts (nach besten Kräften) in order to ensure that any agreements which have been assumed by Bakelite from the RÜTGERS Group (in connection with any contribution by RÜTGERS or otherwise) or have been entered into by the RÜTGERS Group exclusively for the benefit of the Bakelite Group (other than those to be terminated pursuant to this Agreement and except for agreements with the RÜTGERS Group or RAG group, including master insurance agreements) and have not yet been validly transferred to the

Bakelite Group (as a result of the absence of the relevant third party’s consent, whether express or implied, or for any other reason) will be so validly transferred to Bakelite as promptly as reasonably practicable. If any requisite third party consent cannot be obtained, the Parties shall procure that the relevant member of the RÜTGERS Group and Bakelite will agree on an appropriate arrangement (such as a sub-lease, sub-licence or trust arrangement) in order to transfer all rights, benefits, obligations and charges related to any such agreement to Bakelite at no additional cost.

Section 8

Indemnification

8.1	Indemnification by Sellers and Purchaser

(a)	Subject to the provisions contained in this Section 8 and the specific indemnities contained in Sections 9, 10 and 11, Sellers shall, to the extent permissible and reasonably practicable, remedy the breach of any representation, covenant or agreement of Sellers contained in this Agreement within a reasonable time not to exceed two months after having been notified of such breach pursuant to Section 8.6 (a) and, if Sellers have failed to remedy such breach, Sellers shall pay to Purchaser the amount of any Losses (as defined below) asserted against, incurred or suffered by Purchaser as a result of the breach (it being understood that any Losses incurred by the Companies or by any company of Purchaser’s Group shall be deemed to have been incurred by Purchaser).

For the purpose of this Agreement, “Losses” shall mean all liabilities, reasonable costs and expenses and other damages within the meaning of Sections 249 et seq. of the German Civil Code including reasonable advisor’s fees (which, for the avoidance of doubt, shall not be limited to fees according to the Rechtsanwaltsvergütungsgesetz), costs of legal defense, imposed fines or penalties, including those related to Third Party Claims (as defined in Section 8.6 (a) below). Sellers shall not be liable for (i) internal administration and overhead costs and (ii) consequential or indirect damages (Folgeschäden, mittelbare Schäden), lost profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 of the German Civil Code, except for such damage or lost profits or frustrated expenses which are specifically covered by the intent and purpose (vom Sinn und Zweck erfasst) of the representation, covenant or agreement of Sellers contained in this Agreement that was breached by Sellers. Without limitation, lost profits and consequential damages recoverable under the preceding sentence (i) shall include lost profits and consequential damages payable to a third party under a Third Party Claim and (ii)

shall exclude lost profits or consequential damages calculated on the basis of a reduction of the enterprise value or earnings projections, price earnings ratios or the like of the Bakelite Group or any Company or business within the Bakelite Group. For the avoidance of doubt, the exclusion under (ii) of the preceding sentence shall not limit the recovery (in accordance with the other provisions of this Agreement) of any (A) direct damages (including any damages resulting in any repayment of the adequate portion of the Purchase Price due to a breach of the provisions in Sections 1.2, 4.4 (a) and 5.2) or (B) consequential damages and lost profits of the Bakelite Group as a result of a breach of the representations in Section 5.4. For the avoidance of doubt, (x) any Losses relating to entities of the Bakelite Group in which Purchaser does not acquire (directly or indirectly) a 100% interest hereunder shall be computed on a pro-rata basis, in proportion to the relevant shareholding (directly or indirectly) acquired by Purchaser, and (y) the sale of any of the Sold Shares or any of the assets pertaining to the Business shall not affect Purchaser’s right to indemnification for Losses as actually incurred by Purchaser for such Sold Shares or assets under this Agreement.

(b)	Subject to the provisions contained in this Section 8, Purchaser shall to the extent permissible and reasonably practicable, remedy the breach of any representation, covenant or agreement of Purchaser contained in this Agreement within a reasonable time (which, in any event, shall not exceed 8 weeks) after having been notified of such breach pursuant to Section 8.6 (a) and, if Purchaser has failed to remedy such breach, Purchaser shall pay to Sellers the amount of any Losses asserted against, incurred or suffered by Sellers as a result of the breach, provided, however, that in the event of any failure by Purchaser to comply with its obligation to timely pay any amounts in accordance with Section 2, Sellers shall have all rights and remedies available under applicable law in the event of a default (Verzug).

(c)	In all other respects, unless explicitly otherwise set forth herein, the applicable provisions of German law (Secs. 249 et seq. of the German Civil Code) shall apply, including with respect to mitigation (Sec. 254 of the German Civil Code) and offset of benefits (Vorteilsausgleichung).

(d)	Any indemnity payments made by Sellers pursuant to this Agreement shall be treated by the Parties as adjustments of the Purchase Price. Without prejudice to the foregoing sentence, Purchaser may request that any such payments be paid directly to the relevant member of the Bakelite Group. Such payment shall, as between Sellers and Purchaser be deemed to be an adjustment of the Purchase Price and shall, as between Purchaser and such member of the Bakelite Group, be made for the account and on behalf of Purchaser.

8.2	Losses Reflected in Financial Statements

Sellers shall not be liable to Purchaser for any Losses to the extent that such Losses are (i) reflected as a specific write-off, value adjustment or as a liability or provision in the Effective Date Financial Statements if and to the extent that such write-off, value adjustment, liability or provision has resulted in a (downward) adjustment of the Purchase Price pursuant to Section 2.1 (ii), (iii) or (v) or (ii) have been taken into account as an expense in the calculation of the 2004 Normalized EBITDA, if and to the extent that such expense has resulted in an adjustment of the Purchase Price pursuant to Section 2.1 (vi) and Exhibit 2.1.

8.3	Disclosed or Known Matters

Sellers shall not be liable for a breach of a representation of Sellers contained in this Agreement or any of the covenants contained in Section 7.1 if the underlying facts of the breach have been disclosed in the Disclosure Schedule in accordance with the first paragraph of Section 5 or if any of Purchaser’s representatives as listed in Exhibit 8.3 has actual knowledge as of the date hereof of the underlying facts of the breach of a representation and of any damages (Schaden) arising out of such breach as may be expected with reasonable certainty on the date hereof.

For the avoidance of doubt, any disclosure contained in the certificate mentioned in Section 4.2 (c) (i) shall not affect the right of Purchaser to claim indemnification in relation to (i) those representations given also as of the Closing Date and (ii) any matter arising as a result of the breach by Sellers or any member of the Bakelite Group of any covenant or other agreement contained in this Agreement.

For the avoidance of doubt, this Section 8.3 shall not apply with respect to (i) the representations in Sections 5.9 (e) and 10.2, which shall be qualified by any matters disclosed to Purchaser exclusively as expressly set forth in the respective representation, or (ii) all indemnities (other than for a breach of a representation) contained herein, which shall apply regardless of whether Purchaser knew or could have known about the relevant matter.

Unless provided otherwise in this Section 8.3, Section 442 of the German Civil Code (BGB) shall not apply.

8.4	Thresholds and Limitations of Sellers’ Liability

(a)	Subject to Section 8.4 (e), Sellers shall only be liable for any Losses arising from a breach of a representation of Sellers or under Sellers’ indemnities contained in

Sections 5 and 10.3 (a), (c) and (d) of this Agreement or any of the covenants contained in Section 7.1, unless such breach has been committed intentionally or knowingly, if (i) such Loss with respect to an individual matter exceeds an amount of EUR 150,000 (in which case Sellers shall be liable for the entire amount), provided, however, that a series of inter-related claims arising from substantially the same facts, subject matter or issue of law shall be deemed to constitute a single Loss in the amount of the aggregate amounts of the individual claims forming part of the series of inter-related claims, and (ii) then only if and to the extent that all Losses which would otherwise be recoverable from Seller exceed an aggregate amount of (A) EUR 1,250,000 with respect to the representations of Sellers in Section 5 or (B) EUR 1,250,000 with respect to Sellers’ indemnities contained in Sections 10.3 (a), (c) and (d) (in which cases only the excess amount shall be recoverable). For the purpose of determining whether the deductible in (ii) (A) of the preceeding sentence is exceeded, any qualifications contained in any representations which require the occurrence of a Material Adverse Effect shall be disregarded.

(b)	Subject to Section 8.4 (e), the aggregate liability of Sellers for the breach of representations contained in Section 5 shall be limited to an aggregate amount equal to 15% of the Bid Value.

(c)	The aggregate liability of Sellers pursuant to Sections 10.3 (a) and (c) of this Agreement shall be limited to an aggregate amount equal to 15% of the Bid Value.

(d)	Subject to Section 8.4 (e), the aggregate liability of Sellers pursuant to Sections 5 (representations), 10.3 (a) – (d) and (f) (environmental indemnities, other than with respect to asbestos related product liability), 11.2 (a) (Pension Plan Classification), 11.3 (Biodiesel Agreement) and 11.4 shall be limited to an aggregate amount equal to 50% of the Bid Value; such liability and Sellers’ aggregate liability under Section 10.3 (e) (asbestos related product liability) shall be limited to an aggregate amount equal to 100% of the Bid Value.

(e)	Sections 8.4 (a), (b), (c) and (d) shall not apply with respect to Sellers’ obligation to transfer the Sold Shares to Purchaser, free and clear of any third-party rights (Rechtsmängel), and in respect of the representations contained in Sections 5.1 through 5.3 as well as in respect of a breach of the covenants contained in Section 7 (except as expressly set forth in Section 8.4 (a)). The Sellers aggregate liability with respect thereto shall be limited to an amount equal to the Bid Value.

(f)	In respect of the indemnifications contained in Sections 9, 11.1 (Bozzetto), 11.2 (b) (Duropast Pensioners) and 11.2 (c) (VFT and Chemistry Pensioners) as well as the representations contained in Section 9, Sellers’ liability shall not be subject to any limitation.

8.5	Limitation Periods

(a)	Subject to Section 8.5 (b), all claims of Purchaser under any representation of Sellers in Section 5 or any covenant in Section 7.1 shall be time-barred (verjähren) upon expiration of a period of two years after the Closing Date.

(b)	All claims of Purchaser under any representation contained in Sections 5.1 through 5.3 shall be time-barred upon expiration of a period of ten years after the Closing Date.

(c)	Any claims of Sellers or Purchaser under Section 9 other than Sections 9.4 (b) and (c) shall be time-barred upon expiration of a period of twelve months after the respective Tax or Tax Refund has become binding and non-appealable and, in the case of Section 9.5 (a) or (b), has been notified in writing to Sellers in accordance with Section 9.5 (c).

(d)	Any claims of Purchaser under Section 10.3 (a), (c) and (d) (ii) shall be time-barred upon expiration of a period of seven years after the Closing Date. Any claims of Purchaser under Section 10.3 (b), (d) (i), (e) and (f) shall be time-barred upon expiration of a period of 20 years after the Closing Date.

(e)	Any claims of the Purchaser for indemnification under Section 11 shall be time-barred in accordance with statutory law (Sections 195, 199 of the German Civil Code), except that any claims under Sections 11.2 (a) and 11.3 shall be time-barred upon the expiration of a period of 20 years after the Closing Date.

(f)	Sellers’ claims under Section 10.7 (b) shall be time-barred upon the expiration of a period of 20 years after the Closing Date.

(g)	All other covenants shall be time-barred in accordance with their respective terms, and all other agreements and indemnities contained herein shall be time-barred in accordance with applicable law.

(h)	Any limitation period pursuant to this Agreement shall be suspended (gehemmt) in the event that a written demand is sent to the other Party stating a claim within the applicable limitation period (Section 203 of the German Civil Code), provided that a statement of claim is filed with the competent court within 6 months thereafter or within the applicable limitation period specified herein. In case of an interruption (Neubeginn), the new limitation period (Section 212 of the German Civil Code) shall be the longer of six months or the remainder of the initial limitation period.

8.6	Indemnification Procedures

(a)	In the event of a breach of a representation, covenant or agreement of Sellers or Purchaser contained in this Agreement, Purchaser or Sellers (as the case may be) shall promptly notify Sellers or Purchaser of such breach, describe its claim in detail and, to the extent then feasible, set forth the estimated amount of such claim. Sellers or Purchaser (as the case may be) shall have the right to remedy the breach within a reasonable time (which, in any event, shall not exceed 8 weeks) following such notification, and Purchaser shall, and shall cause the Companies to, reasonably cooperate with and assist Sellers in any such remediation by Sellers.

(b)	In the event that any third party (including any governmental authority) asserts or announces any action, claim, demand or proceeding (the “Third Party Claim”) against any Party or any Company (the “Claim Addressee”) with respect to which any other Party (the “Indemnifying Party”) may be liable under this Agreement, the respective Party to be indemnified by the Indemnifying Party with respect to the Third Party Claim pursuant to this Agreement (the “Indemnified Party”) shall give the Indemnifying Party the opportunity to defend the Claim Addressee against the Third Party Claim. The Indemnifying Party shall have the right to defend the Claim Addressee by all appropriate actions and shall have, at any time during the proceedings, the sole power to direct and control such defense. In particular, the Indemnifying Party may participate in and direct all negotiations and correspondence with the third party, conduct any investigations deemed necessary or appropriate by it, appoint and instruct counsel and request that the Third Party Claim be litigated or settled in accordance with the Indemnifying Party’s instructions. The Indemnifying Party shall reasonably consult with the Indemnified Party on any material action relating to the defense. No action by the Indemnifying Party or its representatives in connection with the defense shall be construed as an acknowledgement (whether express or implied) of the Indemnified Party’s claim under this Agreement or of any underlying facts related to such claim. Any costs and expenses incurred by the Indemnifying Party in defending the Third Party Claim shall be borne by the Indemnifying Party.

(c)	The Indemnified Party agrees, and shall cause each Claim Addressee, (i) to fully cooperate with the Indemnifying Party in the defense of any Third Party Claim, (ii) to diligently conduct the defense (to the extent that the Indemnifying Party is not in control of the defense) in order to keep the Loss as low as possible in accordance with its obligations under statutory law (Sec. 254 of the German Civil

Code), (iii) not to acknowledge or settle the Third Party Claim without the Indemnifying Party’s prior written consent, and (iv) to provide the Indemnifying Party’s representatives access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel of the Bakelite Group and copies of all material communication (in each case, irrespective of whether or not the Indemnifying Party has elected to defend the Third Party Claim). Any costs and expenses incurred by the Indemnified Party or the Claim Addressee in connection with the cooperation or defense in accordance with this Section 8.6 (c) shall be borne by the Indemnified Party or the Claim Addressee, except for any Losses to be indemnified by the Indemnifying Party under this Agreement.

(d)	The failure of any Indemnified Party or Claim Addressee to comply with any of its obligations under this Section 8.6 shall release the Indemnifying Party from its respective indemnification obligation hereunder, if (and to the extent that) the Indemnifying Party is prejudiced by such failure. If and to the extent (i) the Indemnified Party or the Claim Addressee has failed to notify the Indemnifying Party of any Third Party Claim or has settled or acknowledged the Third Party Claim in a legally binding manner without the Indemnifying Party´s consent (which shall not be unreasonably withheld, conditioned or delayed) and (ii) this has resulted in a non-appealable binding decision of (or binding settlement before or with) any court or authority, the Indemnifying Party shall no longer be liable under Section 8.1 with respect to the relevant matter, except if and to the extent that the Indemnified Party proves that Indemnified Party´s or Claim Addressee´s failure did neither result in nor increase the Indemnifying Party´s indemnification obligation hereunder.

(e)	The provisions of this Section 8.6 shall be subject to the relevant provisions contained in Sections 9, 10 and 11 with respect to certain Tax matters and Environmental Matters, the Bozzetto Agreement and the Duroplast Pensioners as well as the VFT and Chemistry Pensioners.

8.7	No Additional Rights or Remedies

(a)	Except as explicitly provided in this Agreement, in particular in respect of claims for specific performance (primäre Erfüllungspflichten), including with respect to the covenants set forth in Sections 7.2 through 7.10, and the indemnity claims explicitly set forth herein, any and all rights and remedies of any legal nature which the Parties may otherwise have against the respective other Parties in connection with this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, each Party hereby waives any claims under statutory representations and warranties

(Sections 434 et seq. of the German Civil Code), irrespective of whether any defects (Mängel) exist on the date hereof or arise in the period between the date hereof and the Closing Date, and any claims related to statutory contractual or precontractual obligations (Sections 280 to 282, 311 of the German Civil Code), frustration of contract (Section 313 of the German Civil Code) or tort (Sections 823 et seq. of the German Civil Code), and no Party shall have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 4.3.

(b)	Purchaser further agrees to cause the members of the Bakelite Group not to raise any claims against any entities, directors or officers of the RÜTGERS Group relating to Sellers’ shareholdings or interests in, or any action taken by any such entity, director or officer of the RÜTGERS Group as shareholder, partner, director or officer of, any such member of the Bakelite Group prior to the Closing Date and to indemnify all entities, directors and officers of the RÜTGERS Group from any such claims.

(c)	The provisions of this Section 8.7 shall not affect any rights and remedies of the Parties which cannot be excluded or limited under mandatory law and any claims of Sellers arising from a breach of Purchaser’s obligation to pay the Purchase Price.

(d)	If any matter would result in an indemnity claim of Purchaser under Section 8.1 (a) and under any of the indemnities contained in Section 9, 10 or 11, exclusively the relevant indemnity in Section 9, 10 or 11 (including all limitations relating thereto) shall apply.

Section 9

Taxes

9.1    Definitions

The following terms, as used in this Agreement, have the following meanings:

“Pre-Effective Date Period” means the time period up to and ending on the Effective Date.

“Pre-Effective Date Tax” means any Tax related to any action, event, ownership, period or any other circumstances in, and assessed for or otherwise attributable (under applicable

Tax laws) to, the Pre-Effective Date Period and – to the extent related to the business/fiscal year (Geschäftsjahr / Wirtschaftsjahr) starting prior to and ending after the Effective Date – calculated under the assumption that the business/fiscal year (Geschäftsjahr / Wirtschaftsjahr) and the tax assessment period (Veranlagungszeitraum) of the respective entity of the Bakelite Group ceases or is deemed to cease at the end of the Effective Date.

“Pre-Effective Date Tax Refund” means any Tax Refund for a Tax related to any action, event, ownership, period or any other circumstances in, and assessed for or otherwise attributable (under applicable Tax laws) to, the Pre-Effective Date Period and – to the extent related to the first business/fiscal year (Geschäftsjahr / Wirtschaftsjahr) starting prior to and ending after the Effective Date - calculated under the assumption that the business/fiscal year (Geschäftsjahr / Wirtschaftsjahr) and the tax assessment period (Veranlagungszeitraum) of each entity of the Bakelite Group ceases or is deemed to cease at the end of the Effective Date.

“Tax” means any public charge, including, without limitation, any tax (Steuer), including taxes within the meaning of Section 3 of the German Tax Code (AO) or equivalent tax under the laws of any other jurisdiction, and any duty (Abgabe), public contribution (Beitrag, Gebühr), customs (Zoll) or social security contribution (Sozialversicherungsbeitrag) or equivalent public charges under the laws of any other jurisdiction (including, without limitation, any withholding on amounts paid to or by any person), together with any penalties, fines, interest or additions thereto, irrespective whether under federal, state or local law of any jurisdiction and whether owed as taxpayer or as a person held liable for any such public charge of another person, including, without limitation, under Sec. 73, 75, 191 and 192 of the German Tax Code (AO) or any similar Tax law including without limitation to any Tax law of other jurisdictions, but excluding such public charges as listed expressly in Exhibit 9.1. For the avoidance of doubt, penalties, fines, interest or additions concerning a Pre-Effective Date Tax constitute Pre-Effective Date Taxes even if they relate (in full or partially) to periods following the Effective Date.

“Tax Asset” means any credit or tax item that can be carried forward or back as a tax loss to reduce any Tax, provided that it has, or is reasonably identified by Sellers to have, a net present value at the relevant time.

“Tax Refund” means any repayment of any Tax received by any Company (including by way of off-set) and any claim for repayment of any Tax, including any Tax credit, assessed in favor of any Company by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax or Tax Refund, including any schedule or attachment thereto.

“Purchaser’s Tax Saving” means any present or future (i) decrease of any Tax or (ii) any additional Tax Refund, in each case if and to the extent that it is caused by a reverse effect (Umkehreffekt) related to an increase of Pre-Effective Date Tax or a decrease of a Pre-Effective Date Tax Refund to be indemnified by Sellers under Section 9.6 (each such indemnifiable Tax or decrease of Tax Refund for purposes of this paragraph “Indemnifiable Tax”) provided that (A) such decrease of Tax or additional Tax Refund is attributable to the relevant Company or any entity of the Purchaser’s Group and (B) is assessed for or otherwise related to a time period starting on or after the Effective Date and ending on or before December 31, 2009. The maximum amount of a Purchaser’s Tax Saving is limited to the amount of the Indemnifiable Tax to which it relates. For the avoidance of doubt, the creation or increase of net operating losses available for carry-forward as such does not constitute a Purchaser’s Tax Saving (e.g. shall not result in a Purchaser’s Tax Saving if Purchaser is actually not able to utilize the Tax loss carry-forward within the aforesaid period).

“Purchaser’s Tax Disadvantage” means any present or future (i) increase of any Tax or (ii) any decrease of a Tax Refund to the disadvantage of one of the Companies or any entity of the Purchaser’s Group following the Effective Date, in each case if and to the extent that it is caused by a reverse effect (Umkehreffekt) related to a decrease of a Pre-Effective Date Tax or an increase of a Pre-Effective Date Tax Refund to be refunded by Purchaser under Section 9.5 (each such refundable decrease of Pre-Effective Date Tax or increase of Tax Refund for purposes of this paragraph “Refundable Tax”), provided that (A) such increase of Tax or decrease of Tax Refund is attributable to the relevant Company or any entity of the Purchaser’s Group and (B) is assessed for or otherwise related to a time period starting on or after the Effective Date and ending on or before December 31, 2009. The maximum amount of a Purchaser’s Tax Disadvantage is limited to the amount of the Refundable Tax to which it relates. For the avoidance of doubt, the decrease of net operating losses available for carry-forward as such does not constitute a Purchaser’s Tax Disadvantage (e.g. shall not result in a Purchaser’s Tax Disadvantage if Purchaser is actually not able to utilize the Tax loss carry-forward within the aforesaid period).

“Taxing Authority” means any governmental authority in charge of imposing, collecting or administrating any Tax.

9.2	Tax Representations

Sellers represent to Purchaser in the form of an independent undertaking (selbständigeverschuldensunabhängige Einstandspflicht in accordance with the introduction of Section 5) that, as of the date hereof and, except for representations expressly made only as of the date hereof, also as of the Closing Date, except as otherwise disclosed in paragraph 9.2 of the Disclosure Schedule,

(a)	all Tax Returns required to be filed with any Taxing Authority by or on behalf of Sellers or the Companies have been filed on a timely basis taking into account any permitted extension and – to the Sellers’ Knowledge – in accordance with applicable Tax laws (this representation shall not constitute a guarantee for the existence of net operating losses available for carry-forward);

(b)	Sellers (with respect to matters that would affect the Bakelite Group) and the Companies have timely paid when due or withheld, taking into account any permitted extension, all Taxes which are shown as payable by them on any valid and enforceable Tax assessment notice issued by any Taxing Authority or on any Tax Return filed by them with any Taxing Authority or are otherwise due and required to be paid by them under applicable Tax laws, in each case other than Taxes contested in good faith and disclosed in paragraph 9.2 (b) of the Disclosure Schedule;

(c)	no Company is involved in any extraordinary Tax audit or investigation (other than regular Tax audits in the normal course of business) relating to the Pre-Effective Date Period;

(d)	either (i) the respective Tax balance sheet of Bakelite as of the Effective Date records each of the shares in subsidiaries at their acquisition cost for Tax purposes, meaning that any former tax effective depreciation has been added back in the respective balance sheets of the Effective Date or (ii) such add-back of depreciations is or has to be taken into account in the Tax balance sheet as of December 31, 2004 (e.g. take-over of the respective figures accepted in a Tax audit); the representation in this paragraph (d) is also given with respect to any Tax Returns to be filed by Sellers for any time following Closing and, for the avoidance of doubt, shall not be qualified by any disclosure herein, including in the Disclosure Schedule;

(e)	Section 8b (2) of the German Corporate Income Tax Code (KStG) would be applicable to any transfer of the shares in any direct subsidiary of Bakelite if Bakelite transferred such shares on the date hereof;

(f)	there are no binding rulings or written and binding agreements with any Taxing Authority which will remain or become effective after the Effective Date.

9.3	Preparation of Tax Returns and Payment of Tax

(a)	In the period between the date hereof and up to and including the Closing Date, Sellers shall prepare and file, and cause the Companies to prepare and file, all Tax

Returns required to be filed on an individual or consolidated basis by or on behalf of any of them on or before the Closing Date and shall timely pay, or cause to be timely paid, all Taxes when due and taking into account any permitted extension of time.

(b)	Any Tax Return prepared in the period following the Closing Date relating in whole or in part to the Pre-Effective Date Period shall be subject to the review and prior written consent of Sellers, but only with respect to any matters related to the Pre-Effective Date Period. Such consent of Sellers shall not be unreasonably withheld. No such consent is required for a valuation of shares which is in compliance with Section 9.2 (d). Purchaser shall ensure that any Tax Return to be reviewed and approved by Sellers will be furnished to Sellers not later than 15 Business Days prior to the due date of the relevant Tax Return, taking into account any permitted extension of time. Sellers shall be deemed to have given their consent to any Tax Return furnished to them for their review and to all items or declarations contained therein if they had failed to review such Tax Return and to provide their comments to Purchaser or the relevant Company within ten Business Days following the receipt (Zugang) thereof. If Sellers have provided any comments within such period of time, they shall be deemed to have agreed to any other item or declaration contained in the relevant Tax Return.

(c)	With respect to the VAT consolidation (umsatzsteuerliche Organschaft) between Bakelite and the ultimate shareholder of Sellers, Purchaser shall procure that copies of invoices for any deliveries and services provided, but not yet invoiced, to Bakelite prior to the Closing Date are submitted to Sellers, if they or the respective top entity of the VAT group can recover the VAT connected to these deliveries or services in accordance with the German VAT law. Purchaser shall cause Bakelite to grant Taxing Authorities access to the original invoices, if and to the extent requested by the competent Taxing Authority. In cases of inappropriate invoices, Purchaser shall, upon the request of Sellers and at the expense of Sellers, reasonably cooperate with Sellers in obtaining invoices that comply with Secs. 14 et seq. of the German VAT Act. Any VAT reimbursement claim (Vorsteuererstattungsanspruch) in connection with such deliveries and services, if the VAT underlying these deliveries and services is recoverable pursuant to the German VAT law by Sellers or the respective top entity of Sellers’ VAT group, including any subsequent corrections thereof, shall be for the account of Sellers or their respective shareholders in accordance with applicable law.

9.4	Tax Covenants

(a)	Purchaser shall not, and shall procure that after the Closing Date none of the Companies will, unless any such action is compelled by mandatory law or any enforceable governmental order or approved by Sellers in writing or pursuant to Section 9.3 (b), (i) change the exercise of any Tax election right in any Tax Return related to any Pre-Effective Date Period, (ii) amend any Tax Return related to the Pre-Effective Date Period, (iii) implement any acquisition structure in connection with this Agreement or approve or implement any restructuring with tax-wise retroactive effect prior to the Effective Date, (iv) fail to comply with any holding periods or other period which may be relevant for any Tax period prior to the Effective Date as specified per asset in Exhibit 9.4 (a), (v) change (other than by way of full termination) any inter-company agreement being in effect within the Bakelite Group at the Closing Date with the argument that such inter-company agreement did not meet the arm’s-length test in the Pre-Effective Date Period or (vi) enter into any written agreement or arrangement with any Taxing Authority, if in each case any such action (A) could reasonably be expected to give rise to any Tax liability of Sellers or result in any increase thereof or in the reduction of any Tax Asset of Sellers or (B) may reasonably be expected to result in, or increases, any Tax indemnification liability of Sellers under this Agreement, in each case under (A) or (B) compared to the situation where such action is ignored. Purchaser shall in no event terminate or challenge, and shall ensure that the Bakelite Group will not terminate or challenge, any control or profit transfer agreement or tax consolidation scheme with retroactive effect prior to January 1, 2005 (including the control and profit transfer agreement with MGS Kunstharzprodukte GmbH prior to January 1, 2006).

(b)	The Parties agree and shall procure that the RÜTGERS Group or direct or indirect shareholders of Sellers or other related parties will not impose on the Bakelite Group any intra-group charges for taxes on income (Steuerumlagen) or VAT reconciliation (Umsatzsteuerausgleich), in each case payable after the Closing Date.

(c)	Sellers shall not opt for VAT with respect to the Purchase Price or any other consideration (or any portion thereof) payable by Purchaser under this Agreement.

9.5	Tax Refunds

(a)	Purchaser shall reimburse to Sellers, as an additional portion of the Purchase Price, an amount equal to any Pre-Effective Date Tax Refund actually received (including by way of set-off) by one of the Companies or the Purchaser’s Group but reduced by any Purchaser’s Tax Disadvantage.

(b)	Purchaser shall reimburse to Sellers, as an additional portion of the Purchase Price, an amount equal to any Purchaser’s Tax Saving actually received by one of the Companies or the Purchaser’s Group (also by way of set-off) after the Closing

Date, including any Purchaser’s Tax Saving related to any additional Pre-Effective Date Tax imposed on the Sellers or their parent companies (if head of a Tax consolidation group) after the Effective Date in connection with any Tax consolidation. A Purchaser’s Tax Saving stemming from a Tax loss carry-forward is only at that point of time actually received if and to the extent that the Tax loss carry-forward has actually reduced a Tax which otherwise would have become due and payable.

(c)	Purchaser shall notify Sellers in writing of the receipt of any Tax Refund or Purchaser’s Tax Saving referred to in this Section 9.5 and shall pay to Sellers the amount of any such Tax Refunds or Purchaser’s Tax Saving which are reimbursable to Sellers pursuant to this Section 9.5 within four weeks after the final assessment or – if later – after the receipt of the respective Tax Refund or Tax Saving.

(d)	Sellers shall only be entitled to request any payment under this Section 9.5 if (i) the aggregate amount of all Tax Refunds and Purchaser’s Tax Savings which would otherwise have to be compensated by Purchaser pursuant to this Section 9.5 and have not yet been requested by Sellers exceeds an amount of EUR 50,000 (in which case the entire amount shall be payable) or (ii) if the respective amount would otherwise become time-barred under Section 8.5 (c). If the amount requested by Sellers is fully paid, the threshold of EUR 50,000 shall again be applicable for the next tranche which can be requested by Sellers.

(e)	Sellers’ claims under Section 9 shall exclusively be subject to, and limited by, the provisions of this Section 9, unless any provision of this Section 9 explicitly refers to any other provision of this Agreement or vice versa.

(f)	Purchaser shall deliver to Sellers, until June 30 of each year, a certificate by an international firm of public accountants (auditors) certifying as to the amount of any Pre-Effective Date Tax Refunds, Purchaser’s Tax Disadvantage and Purchaser’s Tax Savings, in each case as of the end of the preceding fiscal year.

9.6	Tax Indemnification

(a)	Subject to the provisions contained in this Section 9 and the definition of Losses in Section 8.1 (a), Sellers shall indemnify and hold harmless Purchaser in respect of (i) any Pre-Effective Date Taxes (and any Losses related thereto) owed and payable (including by way of off-set) – regardless of whether arising from a breach of a Tax representation contained in Section 9.2 or from any other reason - by any Company (or its legal successor) following the Effective Date and (ii) any liability for Taxes – other than Pre-Effective Date Taxes already indemnified pursuant to Section 9.6 (a) (i) – (as well as any Losses relating thereto) incurred by any Company (or its legal successor) arising from a breach of a Tax representations contained in Section 9.2 (d), (e) or (f) (the Taxes and Losses referred to in (i) and (ii) each being referred to herein as a “Tax Loss”).

(b)	Sellers’ indemnification obligation under Section 9.6 (a) (i) shall apply regardless of whether Purchaser or its representatives knew or could have known of the relevant matter. With respect to Sellers’ liability for a breach of any Tax representation pursuant to Section 9.6 (a) (ii), Section 8.3 shall apply.

(c)	Section 8.1 (d) shall apply with respect to any indemnification payment made by Sellers pursuant to this Section 9.6. Sellers shall fulfill their obligation to indemnify and hold harmless within 10 Business Days after having received the demand and a copy of the respective document showing the obligation to pay the respective Tax, in no event, however, earlier than five Business Days prior to the due date of the respective Tax and provided that Sellers shall be entitled to pay, at their own risk, the relevant Tax directly to the competent Taxing Authority in the name and on behalf of the respective Company. The Sellers’ indemnification obligation under this Section 9 shall include all disadvantages of Purchaser and the Companies that result from Sellers’ failure to fulfill their indemnification obligation in accordance with this Section 9.6. For the avoidance of doubt, Sellers’ obligation to indemnify and hold harmless Purchaser and the Companies includes in particular, without limitation, the obligation to procure - if appropriate - adequate securities to the Taxing Authority in order to obtain suspension of payment obligations (e.g. in Germany Aussetzung der Vollziehung).

(d)	Purchaser shall only be entitled to request any indemnification payment under this Section 9.6 if (i) the aggregate amount of all Tax Losses which would otherwise be indemnifiable by Sellers pursuant to this Section 9.6 and has not yet been requested by Purchaser exceeds an amount of EUR 50,000 (in which case the entire amount shall be recoverable) or (ii) if the respective amount would otherwise become time-barred under Section 8.5 (c). If the amount requested by Purchaser is fully paid, the threshold of EUR 50,000 shall again be applicable for the next tranche which can be requested by Purchaser.

(e)	Purchaser’s indemnity claims under Section 9 shall exclusively be subject to, and limited by, the provisions of this Section 9, unless any provision of this Section 9 explicitly refers to any other provision of this Agreement or vice versa.

(f)	Sellers shall not be liable pursuant to this Section 9 to the extent that the Tax Loss is attributable (i.e. would not have arisen without such structuring change) to a change of the corporate structure of the Bakelite Group (including by any transfer of a shareholding in Bakelite or any other Company) after the Closing.

9.7	Indemnification Procedures

(a)	If, after the Closing, any Taxing Authority informs Purchaser or any of the Companies of a proposed audit, assessment, dispute or other circumstance relating to any Tax for which Sellers are liable due to any tax consolidation scheme (including the Organschaft with Bakelite) or with respect to which Sellers may incur any liability under this Agreement, Purchaser shall notify Sellers of such matter. Purchaser’s notice shall be given within 20 Business Days after Purchaser or the relevant Company has received the relevant information from the Taxing Authority, or at any earlier date if required to enable Sellers to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. If Purchaser has reason to believe that a payment is to be made by Sellers pursuant to Section 9.6, such notice shall include a reasonably detailed description of the relevant facts, issues and amounts.

(b)	Purchaser agrees, and shall cause the relevant Company, (i) to give Sellers the opportunity to participate in any audits, disputes, administrative, judicial or other proceedings related to any Pre-Effective Date Tax, (ii) upon Sellers’ request and at Sellers’ expense, to challenge and litigate any Tax assessment or other decision of any Taxing Authority related to such Pre-Effective Date Tax and (iii) to comply, at Sellers’ expense and to the extent that any actions as instructed by Sellers are legally permissible, with any reasonable written instructions given by Sellers in relation to the conduct of the proceedings referred in (i) and (ii) above. Any non-written instruction by Sellers shall be deemed to be a written instruction for the purpose of this Section 9.7, if the instruction is contained in any written protocol of the relevant meeting, conference or other conversation and such protocol has been made available to, or prepared by, Purchaser, Bakelite or their relevant representative (as set forth above). Any such instruction shall be given reasonably in advance to the management board or managing directors (as the case may be) of Bakelite or to any representative appointed by them in writing. Seller’s rights under this paragraph (b) shall include, without limitation, the right to determine in a reasonable manner whether or not any Company will participate in any Tax amnesty with respect to any Pre-Effective Date Tax. In all other respects, Sections 8.6 (b) through (c) shall apply to the defense against any assessments or proceedings related to any Pre-Effective Date Tax. Sellers may appoint, by written notice to Purchaser, a representative acting on behalf of Sellers for the purpose of this Section 9.7 (b).

(c)	If and to the extent a Tax assessment, being appealable and deviating from a Tax Return or tax charge agreed or deemed to be agreed by Sellers, becomes binding and non-appealable and Purchaser has failed to provide the opportunity to Sellers to challenge or litigate the respective tax assessments, (i) Sellers shall no longer be liable under Section 9.6 with respect to the binding and non-appealable assessed Tax, and (ii) Purchaser shall indemnify Sellers from the relevant Pre-Effective Date Tax imposed by any Taxing Authority on any Seller (or any parent company of any Seller) as a result of the binding and non-appealable assessment or proceeding except if and to the extent that Purchaser proves that Purchaser’s failure did neither result in nor increase Sellers’ indemnification obligation hereunder or Tax burden under the Tax integration (as the case may be). If Purchaser fails to comply with any of its obligations set forth in this Section 9.7, Sellers shall no longer be liable under Section 9.6 with respect to the relevant Tax, and with respect to Taxes payable by the Sellers under the Tax integration with Bakelite, Purchaser shall indemnify Sellers from any Pre-Effective Date Taxes imposed by any Taxing Authority on any Seller (or any parent company of any Seller) as a result of the assessment or proceeding to which the respective obligation of Purchaser relates, if and to the extent that Purchaser’s failure has resulted in or increased Sellers’ indemnification obligation hereunder or Tax burden under the Tax integration (as the case may be). The burden of proof as to whether Purchaser’s failure as referred to in the preceding sentence caused such effects shall be governed by applicable law (including any rules, if any, facilitating any such proof – Beweiserleichterungen - available to Sellers). If no such proof can be made, there shall be a rebuttable presumption (widerlegbare Vermutung) that a portion of 10% of the Taxes which were the subject of the relevant assessment or proceeding resulted from Purchaser’s failure if Purchaser’s failure consisted in any of the following: (i) any acknowledgement towards (other than with respect to actual facts, if the disclosure of such facts is compelled by any applicable Tax law or by any Taxing Authority), or settlement with, a Taxing Authority (provided, for the avoidance of doubt, that the first sentence of this paragraph (c) shall apply if such acknowledgement or settlement results in any tax assessment becoming final and non-appealable), (ii) any material failure to comply with any written instruction (as set forth in paragraph (b) above) given by Sellers in accordance with Section 9.7 (b) or (iii) the failure, despite a prior written reasonable request made by Sellers, to grant them access to documents, directors or employees relevant in connection with the assessment or proceeding.

9.8	Cooperation on Tax Matters

Subject to the Parties’ obligations pursuant to the other provisions of this Section 9, the Parties shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, at their own expense – unless otherwise provided in Section 9.7 – (provided that any out-of-pocket expenses reasonably incurred by Purchaser or the Companies in connection with such cooperation shall be reimbursed by Sellers), with each other in connection with all Tax matters relating to any Pre-Effective Date Period, including the preparation and filing of any Tax Return or the conducting of any audit, investigation, dispute or appeal or any other communication with any Taxing Authority. Cooperation between the Parties shall include (but shall not be limited to) the providing and making available by Purchaser, upon reasonable advance notice, at normal business hours and in a manner which does not unreasonably interfere with the business operations of Purchaser and the Companies, of all books, records and information, the assistance of all officers and employees of the Companies and the making available by Purchaser or the Companies of any premises for the purpose of any Tax audit of Sellers, to the extent reasonably deemed necessary by Sellers in connection with such Tax matters. The Parties shall further make available to any Taxing Authority, to the extent required by law or requested by any Taxing Authority, all information, records and documents relating to Tax liabilities or potential Tax liabilities for all periods prior to or on the Closing Date, including the Tax treatment and Tax structure of the transactions contemplated hereby, and all materials of any kind (including opinions or other Tax Analysis) that are provided to the Parties relating thereto, and shall preserve all relevant information, records and documents until the expiration of any applicable statute of limitations or extension thereof. The furnishing by Purchaser or any Company to any Taxing Authority of any written information related to the Companies which adversely affects Sellers’ Tax position or result in an increase of any Tax indemnifiable by Sellers under this Agreement shall, unless the information is to be delivered by mandatory law or any enforceable governmental order, require the prior written consent of Sellers, which shall not be unreasonably withheld. For the purpose of the preceding sentence, any non-written consent by Sellers shall be deemed to be in writing, if the consent is set forth in any protocol of the relevant meeting, conference or other conversation and such protocol has been prepared, or confirmed in writing, by Sellers.

Section 10

Environmental Matters

10.1	Definitions

The following terms as used in this Section 10 have the following meaning:

“Environment” means the air (including air within buildings and other natural or manmade structures, whether above or below ground), surface and ground water, land (including the soil, sediment or other terrestrial material), buildings, constructions, or other assets (Sachgüter) and human beings (to the extent they are affected by the above media).

“Environmental Contamination” means any pollutants, contaminants, other Hazardous Materials (as defined below) that are required to be investigated, monitored, cleaned up, contained, indemnified or otherwise addressed pursuant to any Environmental Law (as defined below) applicable at the location of the property concerned;

“Environmental Law” means any (binding) law (including, without limitation, statutory and common law), regulation or permit (including any technical standards or standards of conduct applicable thereunder) relating to or imposing liability for the protection of the Environment or of safety and health (limited to safety and health issues caused by any emissions harmful to the Environment), including laws relating to Hazardous Materials or emissions or the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, cleanup or release of Hazardous Materials, in each case as in effect in the relevant jurisdiction on the Closing Date and as enforced and interpreted by the competent authorities on such date.

“Environmental Loss” means any Loss (as defined in Section 8.1) arising from any Environmental Matter (as defined below), including, without limitation, costs and expenses in connection with remediation, investigation or monitoring of any Environmental Contamination or compliance with any Environmental Law, limited, however, to costs and expenses incurred after the Closing Date and excluding any costs and expenses relating to routine maintenance operations in the ordinary course of business and the monitoring measures specified in Exhibit 10.1 (1).

“Environmental Matter” means any matter relating to the protection, pollution or contamination of the Environment, or the protection of safety and health from any emissions harmful to the Environment, in each case caused by the Companies or their legal predecessors or related to real estate, buildings or facilities formerly or currently owned, possessed, or operated by the Companies or their legal predecessors or properties to which Hazardous Materials were transported for treatment, handling, storage or disposal by the Companies or their legal predecessors, as well as the matters described in paragraph 10.2 (g) of the Disclosure Schedule (CE labelling).

“Environmental Permit” means any Governmental Permit which is required by the Bakelite Group for its operations under any applicable Environmental Law.

“Hazardous Materials” means dangerous substances as defined in Article 2 paragraph (2) of the European Community Council Directive 67/548 EEC, as amended until the Effective Date, and any pollutants, contaminants or toxic substances that are defined as such in any Environmental Law and cause a risk to the Environment or human safety or health, except for any materials existing in the Environment from natural causes.

“HPC Reports” mean the phase I environmental due diligence assessment reports relating to the Companies, prepared by HPC Envirotec S.A., as listed in Exhibit 10.1 (2).

“Duisburg Contamination” means any Environmental Contamination, which (i) is existing as of the Closing Date, on the premises of Bakelite Group and RÜTGERS Group in Duisburg-Meiderich/Germany (the “Duisburg-Meiderich Site”) and, to the extent any Environmental Contamination has emanated or will emanate therefrom, in the vicinity of the Duisburg-Meiderich Site or (ii) has arisen out of any business operations on the Duisburg-Meiderich Site prior to the Closing Date, in each case of soil, soil gas, liquid soil (Bodenlösung), groundwater and surface water, including the Environmental Contamination described in Exhibit 10.1 (3).

10.2	Environmental Representations

Except as disclosed in paragraph 10.2 of the Disclosure Schedule, Sellers hereby represent to Purchaser in the form of an independent undertaking, in accordance with the rules set forth in the introduction to Section 5, that:

(a)	as of the date hereof, no Company has received any unresolved written or, to Seller’s Knowledge, other notice or order from any governmental authority or third party, and no administrative or governmental or private action, suit, investigation or proceeding is pending and has been asserted or threatened in writing or, to Seller’s Knowledge, otherwise against any Company which alleges a violation of any Environmental Law or requires any investigation, monitoring, clean-up, securing measure or other remedial action with respect to any Environmental Contamination or any compensation payable in connection with Environmental Contamination, the costs of which may reasonably be expected to exceed EUR 25,000 in each case;

(b)	as of the date hereof and as of the Closing Date, each Company has obtained all material Environmental Permits required for its operations (as presently conducted) in accordance with all applicable Environmental Laws and is, in all material respects, in compliance with the terms of such permits and Environmental Laws, and, as of the date hereof, none of the Companies has received any written or, to Seller’s Knowledge, other notice from any competent governmental authority that such authority intends to cancel or revoke or materially vary or modify (to their detriment) any Environmental Permit;

(c)	to Seller’s Knowledge, as of the date hereof and as of the Closing Date, there is no spill, leakage, discharge, release, emission, injection, escape or deposit of any Hazardous Substance on, into or from any of the properties currently or formerly owned, leased or occupied by the Companies or their predecessors or other properties to which the Companies or their predecessors shipped or transported Hazardous Materials for treatment, handling, storage or disposal (other than in accordance with applicable Environmental Law), which requires an investigation, monitoring, clean-up, securing measure, containment or other measure to eliminate or reduce Environmental Contamination or any indemnity payment by the Companies under any Environmental Law, the costs of which exceed, in each case, an amount of EUR 25,000 (other than any such matters disclosed in the HPC Reports);

(d)	to Seller’s Knowledge, as of the date hereof, there is no reason to believe that any Environmental Law which has been enacted and/or adopted in any jurisdiction of the European Union but is not yet in effect will require the relevant Company to materially restrict its current operations or make any material investment (except for any matters reflected in any finance plan or budget disclosed to Purchaser);

(e)	as of the date hereof and as of the Closing Date, Seller has delivered to Purchaser copies of all environmental reports, investigations, studies, tests, audits or other analyses conducted within a period of five years prior to Closing Date of any Company with respect to any property currently or formerly owned, possessed or operated by it, which are (i) made by any external environmental consultant on behalf of the Companies with respect to any property, plant or material facility owned or used by the Bakelite Group or (ii) made by any such consultant or the Companies and which identify any material liability under, or material violation of, any Environmental Law or other liability or violation which could be reasonably expected to have a Material Adverse Effect.

(f)	to Seller’s Knowledge, as of the date hereof and as of the Closing Date, except as disclosed to Purchaser on the date hereof, the Companies and their predecessors have not manufactured, used or distributed asbestos containing products (excluding the use of asbestos in the construction of the plants and buildings of the Companies and their predecessors).

For the purpose of determining the threshold amounts set forth in subparagraphs (a) and (c), Environmental Matters arising from substantially the same facts, subject matters or inter-related claims by any public authorities or third parties shall be deemed to be a single case.

10.3	Environmental Indemnity

Subject to the provisions contained in this Section 10, Sellers shall pay to Purchaser an amount equal to any Environmental Losses incurred by Purchaser or the Companies which arise out of

(a)	a breach of any of the representations contained in Section 10.2; or

(b)	the Duisburg Contamination, provided that any Environmental Contamination identified within three years after the Closing on, or in the vicinity of, the Duisburg Meiderich Site shall be rebuttably presumed (widerlegbare Vermutung) to have existed prior to the Closing Date; or

(c)	any Environmental Contamination (other than the matters covered in Sections 10.3 (b), (d), (e) and (f) herein or the shallow zone soil and groundwater contamination at the Solbiate site described in paragraph 10.3 (c) of the Disclosure Schedule) which, prior to or on the Closing Date, has existed or is existing on, at, under or emanating from any property owned, possessed or operated by the Companies on the Closing Date; any Environmental Matters, as existing on the Closing Date, which are identified in paragraph 10.2 (a), (b) and (g) of the Disclosure Schedule; or

(d)	any Environmental Contamination affecting (i) any property formerly owned, leased or occupied by any Company (or its legal predecessors) or (ii) any property to which Hazardous Materials have been shipped or transported by any Company (or its legal predecessor) for treatment, handling, storage or disposal prior to the Closing Date; or

(e)	the manufacture, distribution or use of asbestos-containing products (excluding, for the purpose of this Section 10.3 (e) only, the use of asbestos in the construction of the plants and buildings of the Companies and their predecessors) by any of the Companies or their predecessors prior to the Closing Date; or

(f)	any asbestos-related claims listed in paragraph 10.3 (f) of the Disclosure Schedule,

provided that, with respect to Section 10.3 (b) – (d) (without prejudice to Sellers’ rights under Section 10.6 with respect to any matters referred to in Section 10.3 (a) – (f)), Purchaser or the relevant Company is required pursuant to any Environmental Law to remedy the matter (including, without limitation, investigation, monitoring, clean up, securing measure, measure to eliminate or reduce, containment, dumping of excavated earth) or to pay compensation or damages to any third party by a final and binding or enforceable decision or order of a court or public authority or prompt remediation is required pursuant to any Environmental Law or the respective remedial action or the payment of compensation or damages has been agreed to by Sellers (provided that Sellers shall not unreasonably withhold their consent to any settlement agreement with any public authority on terms and conditions requested by the authority in accordance with applicable law).

In connection with the remediation of any Environmental Contamination, Environmental Loss under Section 10.3 (a) through (d) shall include only the lowest cost alternative methods and scope of work, consistent with the relevant decision of the competent public authority or court decision or settlement and applicable Environmental Law in effect as of the date of such remedial action; provided that such methods and scope of work are also consistent with Purchaser’s reasonable business use of the affected property.

10.4	Exclusion of Sellers’ Liability

Sellers shall not be liable for any Environmental Loss pursuant to Section 10.3 to the extent that:

(a)	the Environmental Loss could reasonably have been avoided or mitigated by the Purchaser or the relevant Company, including by applying reasonably available environmental and safety measures (in accordance with applicable laws and past practice), after the Closing Date;

(b)	the procedures referred to in Section 10.6 have not been materially complied with by Purchaser in connection with the relevant Environmental Matter, except to the extent that Purchaser proves that Sellers were not prejudiced thereby;

(c)	the Environmental Loss is increased by (i) a sale or lease after the Closing Date of any property or portion thereof without the compliance by Purchaser with the obligation under Section 13.5 (b), (ii) a shut-down of a plant or significant portion thereof, with the effect that no substantial industrial operations will remain on the relevant site (a “Plant Shut-down”) (in each case except with (A) respect to the Duisburg-Meiderich Site, subject to the requirements set forth below, or (B) the other sites previously disclosed to Purchaser, (iii) a change of use to a non-industrial use or any expansion or construction activities (other than repairs or expansions of existing buildings or structures or construction of new buildings or structures for a reasonable business purpose, provided that Section 10.4 (a) is complied with), or (iv) a notification of the relevant Environmental Contamination or other Environmental Matter to any competent authority or other third party or an investigation on the property (in each case except as required under any law including in connection with the actions set forth in clause (i), (ii) or (iii)).

With respect to Environmental Losses resulting from a Plant Shut-down implemented by Bakelite (or its successor) at the Duisburg-Meiderich Site after the Closing Date, Sellers’ liability for any Environmental Losses resulting from such Plant Shut-down shall not be excluded pursuant to paragraph (c) (ii) above if (i) Purchaser has notified Sellers of the contemplated Plant Shut-down at least 12 months in advance and (ii) Purchaser procures that Bakelite (or its successor) transfers the portion of the Duisburg-Meiderich Site, if owned by it on the Closing Date, to Sellers (or their designee) for no consideration. For the avoidance of doubt, any shut-down costs other than those resulting from Environmental Contamination shall be borne by Purchaser. Any notarial and other fees and any real estate transfer tax arising out of the transfer of the site to Sellers (or their designee) shall be borne by the Sellers (or their respective designee).

10.5	Limitations

(a)	Sellers’ liability under Section 10.3 (c) shall (if or to the extent it exceeds any applicable thresholds and deductibles pursuant to Section 8.1 (a)) be limited to 90% of the Environmental Losses. However, as soon as and to the extent that the 10% co-payments by Purchaser and the Bakelite Group pursuant to this Section 10.5 (a) would exceed to EUR 2,000,000 in the aggregate, Sellers shall (subject to any other limitations set forth in this Agreement) be liable for 100% of all such Environmental Losses, so that the aggregate maximum amount of Purchaser’s co-payments under this Section 10.5 (a) shall be limited to EUR 2,000,000.

(b)	Purchaser’s claims under this Section 10 shall be time-barred in accordance with Section 8.5.

10.6	Indemnification Procedures

(a)	If Purchaser or any of the Companies becomes aware of any facts which may give rise to an indemnification claim with respect to any Environmental Matter, Purchaser shall in reasonable time (including reasonable efforts to give substantially contemporaneous notice as required vis-à-vis the authorities), but no later than within one month, inform Sellers thereof in accordance with Section 8.6 (a). Section 8.6 (b) and (c) shall apply to the defense against any actions, claims, demands or proceedings asserted or announced by any third party (including any governmental authority). In addition, (i) Sellers shall be entitled to appoint, at their expense, any environmental experts and consultants retained by the Companies in connection with any such Environmental Matter and (ii) Purchaser shall give Sellers and any environmental expert retained by Sellers the opportunity to investigate any property owned or occupied by Purchaser or any Company (including the taking of soil samples), provided reasonable advance notice is given to Purchaser and access occurs at reasonable times and without unreasonable interference to Purchaser’s business operations. Any existing agreements between any entities of the RÜTGERS Group and the Bakelite Group as referred to in items no. 10 of paragraph 5.10 of the Disclosure Schedule to the extent that they relate to procedures in connection with any Environmental Matter shall not be affected by this Section 10.6, and Purchaser shall ensure that Bakelite will comply with the terms and conditions of such agreements. However,

(i)	with respect to the portion of the Duisburg-Meiderich Site used by Bakelite, any contacts with the authorities by RÜTGERS shall be reasonably coordinated with Purchaser or Bakelite and any measures (Maßnahmen, as defined in the Altlastenmanagementvereinbarung of December 29, 2003, taken by RÜTGERS in accordance with clause 1.5 of such agreement shall be subject to the prior written consent of Purchaser, which shall not be unreasonably withheld;

(ii)	the ultimate decision right of RÜTGERS pursuant to clause 1.7 of such agreement shall be limited to actions affecting the environmental situation outside the portion of the Duisburg-Meiderich Site used by Bakelite; the consent of RÜTGERS shall not be unreasonably withheld in such situations, it being understood that in no event actions that reasonably would be expected to result in a liability of RÜTGERS of EUR 150,000 or less shall entitle RÜTGERS to withhold its consent; and

(iii)	the compliance or non-compliance with the procedures contained in the Altlastenmanagementvereinbarung shall not affect any claims of Purchaser under this Agreement, and shall not give rise to any additional claims against Purchaser under this Agreement (in addition to claims for breach of any obligations under the Altlastenmanagementvereinbarung), unless expressly set forth in this Agreement.

(b)	In the event that (i) any public authority or third party seeks to impose any liability upon Purchaser or the Company in connection with any Environmental Matter for which Sellers’ would be liable under Section 10.3, (ii) Sellers do not elect to defend such request or claim after having been informed of the relevant matter in accordance with Section 10.6 (a), and (iii) Purchaser or the relevant Company successfully defends such request or claim, Sellers shall reimburse Purchaser or the Company from any reasonable attorneys’ fees (which, for the avoidance of doubt, shall not be limited to fees according to the Rechtsanwaltsvergütungsgesetz) and out-of-pocket expenses reasonably incurred in connection with the defense.

10.7	Additional Rights and Remedies; Counter-Indemnity

(a)	The Parties agree, and shall procure, that the responsibility of Sellers, Purchaser and the Bakelite Group with respect to Environmental Matters existing on or prior to the Closing Date (including Environmental Losses in connection with Duisburg

Contamination) shall be exclusively governed by this Agreement and that, except for Purchaser’s and Sellers’ claims expressly set forth in this Section 10, no Environmental Matters existing on or prior to the Closing Date shall give rise to any claims by Purchaser or any entity of the Bakelite Group against any member of the RÜTGERS Group or to any claim by Seller or any member of the RÜTGERS Group against Purchaser or any entity of the Bakelite Group based on whatever legal reason (including any oral or written agreements). Any claims pursuant to Section 24 (2) of the German Federal Soil Protection Act (Bundes-Bodenschutzgesetz) and any similar statutory claims under the laws of any other jurisdiction relating to any Environmental Matter existing on or prior to the Closing Date shall be excluded. For the avoidance of doubt, any claims of the Companies against any member of the RÜTGERS Group or of the RÜTGERS Group against the Companies under any agreements between the Companies and the RÜTGERS Group (other than those terminated in accordance with Section 7.10 (f)) shall be unaffected by this agreement after expiration of the time limitations set forth in Section 8.5.

(b)	Purchaser shall indemnify and hold harmless Sellers and any other members of the RÜTGERS Group from any liability relating to any Environmental Matters existing prior the the Closing Date and arising out of any direct or indirect shareholding in any Company (under any “piercing the corporate veil” concept, Durchgriffshaftung or the like), except to the extent Sellers have to indemnify Purchaser and the Companies with respect to such Environmental Matters pursuant to this Agreement.

Section 11

Other Indemnifications

11.1	Bozzetto Agreement

On December 5, 2003, Bakelite Italia S.p.A., RÜTGERS and Italian Private Equity Fund IV L.P. entered into an Agreement for the Purchase and Sale of Stock regarding 100% of the capital stock of Giovanni Bozzetto S.p.A. (the “Bozzetto Agreement”). The transaction contemplated by the Bozzetto Agreement was consummated on February 26, 2004; on that day, the full purchase price payable by the purchasers of the Bozzetto group was paid to Bakelite Italia S.p.A. Sellers shall procure that, prior to the Closing, Bakelite Italia S.p.A. will transfer and assign at no consideration due from Bakelite Italia S.p.A. to RÜTGERS, and RÜTGERS will acquire and assume, the Bozzetto Agreement, including all rights, obligations and liabilities of Bakelite Italia S.p.A. thereunder,except for any agreements relating to supplies and services between any members of the Bozzetto group and the Bakelite Group, as set forth or referred to in the Bozzetto Agreement, and provided that RÜTGERS will, upon request of Purchaser, provide the Bakelite Group, through a suitable arrangement mutually agreed upon, with the benefits of the environmental counterindemnity set forth in Section 11.3.5 of the Bozzetto Agreement to the extent relating to any claims raised against any entity of the Bakelite Group, so that the Bakelite Group is put in the same position it would be in if the rights under the counter-indemnity had (to such extent) remained with Bakelite Italia S.p.A.. RÜTGERS shall indemnify and hold harmless Bakelite Italia S.p.A. from all obligations and liabilities arising under the Bozzetto Agreement which will be assumed by RÜTGERS in accordance with this Section 11.1.

11.2	Pension Obligations

(a)	Sellers shall indemnify and hold harmless Purchaser from 90% of any liability or obligation arising under any of the Pension Arrangements of Bakelite or InfraTec Duisburg GmbH as a result of any inaccuracy of the Pension Plan Classification or as a result of the invalidity or unenforceability of any of the stated terms and conditions of such Pension Arrangements.

(b)	Sellers shall indemnify and hold harmless the Purchaser from any pension obligations due and payable after December 31, 2003, assumed by Bakelite under the contribution agreement (Einbringungsvertrag) dated June 19, 1995 vis-à-vis those persons who were pensioners of the so-called Duroplast business at the time the Duroplast business was so contributed to Bakelite (the “Duroplast Pensioners”).

(c)	Sellers shall indemnify and hold harmless the Purchaser from any pension obligations due and payable after December 31, 2003, assumed by Bakelite under a certain administration agreement with VFT AG (now Rütgers Chemicals AG) (Vertrag über die Übernahme der Bewirtschaftung und Verwaltung des Werkes Meiderich durch Bakelite AG von VFT AG und über die Verrechnung von Kosten von Infrastruktur, Versorgung und Dienstleistungen) dated June 16, 1997, confirmed in an agreement between Bakelite and VFT AG dated June 20/August 31, 2000 (Personalkostenvertrag), vis-à-vis certain former employees of VFT (“VFT Pensioners”) and certain former employees and pensioners of Rütgerswerke AG (“Chemistry Pensioners”).

11.3	Biodiesel Agreement

The Parties are aware that Bakelite Italia S.p.A. has entered into an agreement, dated April 28, 2004, regarding the sale of its Biodiesel business (the “Biodiesel Agreement”). The transaction contemplated by the Biodiesel Agreement has not been consummated on the date hereof. If such transaction is consummated prior to the Closing Date,

(a)	any payments to be made by the acquiror of the Biodiesel business shall be for the account and benefit of Sellers (except to the extent that such payments result in an adjustment of the Purchase Price pursuant to Section 2.1);

(b)	Sellers shall indemnify and hold harmless Purchaser from all monetary obligations under any covenants or undertakings to be performed prior to the Closing Date or any representations, warranties and indemnities or purchase price reductions claims under the Biodiesel Agreement, other than indemnity obligations arising out of any actions or omissions by any entity of the Bakelite Group or the Purchaser’s Group after the Closing Date; and

(c)	Sellers represent to Purchaser (stehen im Sinne eines verschuldensunabhängigen Einstandspflicht dafür ein) that the terms and conditions of the existing supply or services agreements between Bakelite Italia S.p.A. and the Biodiesel business or its owner are on arm’s length terms and, in particular, the consideration payable by or to Bakelite Italia S.p.A. thereunder has not been increased or decreased (as the case may be) in connection with the agreement on the purchase price received by Bakelite Italia S.p.A. for the Biodiesel business and shall, in the case of any inaccuracy of this representation, indemnify and hold harmless Purchaser accordingly (subject to any limitations set forth in Section 8).

In the event that the transaction contemplated by the Biodiesel Agreement has not been consummated prior to the Closing Date, Sellers shall procure that the Biodiesel Agreement and all other agreements related thereto shall be terminated and Sellers shall indemnify Purchaser’s Group and Bakelite for any losses under such agreements.

11.4	Sole Shareholder Declaration Bakelite Ibérica S.A.

Sellers shall indemnify and hold harmless Purchaser from all Losses incurred by the Bakelite Group arising out of or in connection with the failure of Bakelite Ibérica S.A. to file, as required under Spanish law, a sole shareholder declaration (declaratión de unipersonalidad) with the competent mercantile register in time following the acquisition by Bakelite of the outstanding shares in Bakelite Ibérica S.A. from Mr. Eduardo Iglesias Fernández-Berridi on March 15, 2004.

Section 12

Joint and Several Liability

12.1	Purchaser’s Parent hereby assumes the joint and several liability for all obligations of Purchaser pursuant to this Agreement, except for the environmental counter-indemnity contained in Section 10.7 (b).

12.2	RÜTGERS hereby assumes the joint and several liability for all obligations of RÜTGERS Bakelite pursuant to this Agreement.

Section 13

Miscellaneous

13.1	Notices

All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier or by telefax (provided that the telecopy is promptly confirmed in writing) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Parties in the same manner:

To Sellers:

RÜTGERS Aktiengesellschaft

Attn. General Counsel

Rellinghauser Straße 3

D-45128 Essen

Telefax: +49 (0) 201-177-2114

with a copy to:

Hengeler Mueller

Attn. Dr. Maximilian Schiessl / Dr. Wolfgang Meyer-Sparenberg

Benrather Straße 18-20

D-40213 Düsseldorf

Telefax: +49 (0) 211-83 04-7147

To Purchaser or Purchaser’s Parent:

Borden Chemical, Inc.

180 East Broad Street

Columbus, Ohio 43215

USA

Attn.: Nancy G. Brown

  V.P. & General Counsel

Fax.: 001-614-225-2014

with a copy to:

Apollo Management, LP

9 West 57th Street

43rd Floor

New York, New York 10019

USA

Attn.: Scott Kleinman

Fax: 001-212-515-3288

O’Melveny & Myers LLP

Attn. Adam K. Weinstein, Esq.

7 Times Square

USA-New York, New York 10036

Telefax: +001 (212) 408-2420

and to:

Freshfields Bruckhaus Deringer

Attn. Dr. Nils M. Koffka

Alsterarkaden 27

D-20354 Hamburg

Telefax: +49 (0) 40 36 90 63 02 40

13.2	Public Disclosure, Confidentiality

No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party in writing and except as may be required (i) in order to fulfill the conditions to Closing set forth in Section 4.2 or (ii) under any financing document of any member of the Purchaser´s Group or any of its affiliates or (iii) to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its (direct or indirect) shareholders are listed. Sellers hereby release the advisors of the Purchaser’s Group from any obligation not to disclose to the Purchaser’s Group any confidential information relating to the Bakelite Group which has been provided to such advisers on a counsel-to-counsel or similar basis, without prejudice to Section 13.4 (b) and any other confidentiality obligations of the advisors under applicable law or any confidentiality agreement.

13.3	Costs and Expenses

(a)	All transfer taxes (including real estate transfer taxes), stamp duties, fees (including notarial fees), registration duties or other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser.

(b)	Except as expressly otherwise provided herein, each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

13.4	Binding Effect; Entire Agreement; Amendments and Waivers

(a)	This Agreement (and any provision hereof) shall not be binding until it has been duly signed and delivered by the Parties.

(b)	This Agreement and its Exhibits contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement dated February 17, 2004 which will remain in full force and effect until the Closing Date (and, with respect to business or trade secrets of Sellers or other members of the RÜTGERS Group, for the time period stated therein) or, if this Agreement is terminated pursuant to Section 4.2 (e), beyond the date of such termination, as set forth in Section 4.2 (e).

(c)	This Agreement or any provision hereof (including this Section 13.4) may be amended, terminated or waived only (i) by written instrument executed by the Parties or (ii) by notarized deed, if required by law, provided that such instrument or deed explicitly refers to this Agreement.

13.5	Assignments; Third Party Beneficiaries

(a)	Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Purchaser may, however, assign any of its rights or obligations under this Agreement to any direct or indirect subsidiary of Purchaser or to any of its lenders, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder. Purchaser shall, however, be entitled to assign all rights arising out of this Agreement in the event that the Sold Shares or the entire or substantially the entire Business are sold to a third party.

(b)	If Purchaser transfers any controlling shareholding in Bakelite AG or any property of the Bakelite Group or any of Purchaser’s rights under this Agreement (pursuant to Section 13.5 (a)) to any third party other than for purposes of granting security interests, collateral or the like, Purchaser shall ensure that such third party assumes the obligations set forth or referred to in Sections 7.9 (b), 7.10 (d), 8.6, 9.4, 9.7, 9.8 and 10.6 (a) of this Agreement, to the extent that such obligations relate to the relevant business or asset. Purchaser shall remain jointly and severally liable to Sellers with respect to the due fulfillment of any such obligations by the relevant third party.

(c)	Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

(d)	Purchaser shall be permitted to transfer its rights and obligations under this Agreement to a third party, incorporated as a newly established limited liability company (GmbH) under the laws of Germany, (any such third party referred to as “NewCo 2”) prior to Closing, provided however, that all shares in NewCo 2 shall be (directly or indirectly) owned by Purchaser’s Parent. In the case of such transfer, NewCo2 shall be treated as if it (and not Purchaser) had signed this Agreement in the first place and, for the avoidance of doubt, any reference to Purchaser throughout this Agreement (except for this Section 13.5 (d)) shall be deemed a reference to NewCo 2 in case of such transfer.

13.6	Governing Law; Jurisdiction; Service of Process

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules).

(b)	Any dispute arising out of or relating to this Agreement, or the validity thereof, shall be exclusively settled in the district court (Landgericht) of Frankfurt am

Main/Germany (as competent court of first instance with the meaning of the Section 38 of the German Civil Procedure Act – ZPO).

13.7	Interpretation

(a)	The headings of the sections and subsections in this Agreement and its Exhibits are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof or of any Exhibit.

(b)	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

(c)	The term “affiliated company” shall have the meaning assigned to it in Section 15 of the German Stock Corporation Act (verbundenes Unternehmen).

(d)	For the purpose of any disclosure thresholds or the like in any representations contained in this Agreement, any reference to Euros (EUR) shall include the equivalent in any foreign currency at the exchange rate officially determined by Deutsche Bank AG in Frankfurt am Main at 12 a.m. German time on the date hereof for the exchange of the relevant foreign currency into Euros.

(e)	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

(f)	For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday or other day on which banks in Essen/Germany are generally closed.

(g)	The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

(h)	The fact that a matter has been disclosed in the Disclosure Schedule (or any other Exhibit hereto) shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or other provision of this Agreement.

13.8	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement (including Section 7.6) is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

13.9	Definitions

This Section 13.9 sets forth a list of certain capitalized terms used in this Agreement, indicating the sections where such terms are defined or containing a definition thereof. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

2004 Normalized EBITDA	Exhibit 2.1
Accounting Firm	Section 3.4 (a)
Accounting Principles	Section 3.2
Acquisition Proposal	Section 4.2 (f) (ii)
Agreement	Introductory paragraph
Bakelite	Introductory paragraph
Bakelite Group	Recitals, paragraph 2
Bakelite Intellectual Property Rights	Section 5.6 (b)
Bid Value	Section 2.1 (i)
Biodiesel Agreement	Section 11.3
Bozzetto Agreement	Section 11.1
BU EP	Recitals, paragraph 2
BU PF	Recitals, paragraph 2
Business	Recitals, paragraph 2
Business Day	Section 13.7 (f)
Business Unit	Recitals, paragraph 2
Chemistry Pensioners	Section 11.2 (c)
Claim Addressee	Section 8.6 (b)
Closing	Section 4.1
Closing Certificate	Section 3.1
Closing Date	Section 4.1

Closing Date Inter-Group Debt	Section 2.2
Commitment Letters	Section 4.2 (c) (iv)
Commitments	Section 4.3 (c)
Companies, Company	Recitals, paragraph 2
Director	Section 5.15
Disclosure Schedule	Section 5, first paragraph
Duisburg-Meiderich Site	Section 10.1
Duisburg Off-Site Losses	Section 10.1
Duisburg On-Site Losses	Section 10.1
Duisburg Contamination	Section 10.1
Duroplast Pensioners	Section 11.2 (b)
EBITDA	Section 4.2 (c) (iii)
EBITDA Reduction Amount	Section 4.3 (c)
Effective Date	Section 1.1
Effective Date Cash	Section 2.1
Effective Date Certificate	Section 3.1
Effective Date Financial Debt	Section 2.1
Effective Date Financial Statements	Section 3.1
Effective Date Working Capital	Section 2.1
Environment	Section 10.1
Environmental Contamination	Section 10.1
Environmental Law	Section 10.1
Environmental Loss	Section 10.1
Environmental Matter	Section 10.1
Environmental Permit	Section 10.1
ERISA	Section 5.9 (d)
Exit Tax Group Agreement	Section 9.4 (b)
Governmental Authorizations	Section 4.3 (f)
Governmental Permits	Section 5.7 (a)
Hazardous Materials	Section 10.1
HPC Reports	Section 10.1
IMA Committee	Section 4.2 (b)
Indemnified Party	Section 8.6 (b)
Indemnifying Party	Section 8.6 (b)
Information Technology	Section 5.6 (i)
Initial Payment Amount	Section 2.2
IT Agreements	Section 5.6 (j)
Intellectual Property Rights	Section 5.6 (a)
June 30, 2004 Financial Statements	Section 5.4 (b)
Key Employees	Section 5.9 (c) (i)
Liquid Assets	Section 2.1
Losses	Section 8.1 (a)

Material Adverse Effect	Section 5, third paragraph
Material Agreements	Section 5.10 (a)
NewCo 2	Section 13.5 (d)
Parties, Party	Recitals
Pension Arrangements	Section 5.9 (e)
Pension Plan Classification	Section 5.9 (e)
Plant Shut-Down	Section 10.4 (c)
Pre-Effective Date Period	Section 9.1
Pre-Effective Date Tax	Section 9.1
Pre-Effective Date Tax Refund	Section 9.1
Properties	Section 5.5 (c)
Purchase Price	Section 2.1
Purchaser	Introductory paragraph
Purchaser’s Group	Recitals, paragraph 3
Purchaser’s Tax Disadvantage	Section 9.1
Purchaser’s Tax Saving	Section 9.1
Purchaser’s Parent	Introductory paragraph
PwC	Section 3.1
Reference Financial Statements	Section 3.2
Refundable Tax	Section 9.1
RÜTGERS	Introductory paragraph
RÜTGERS Bakelite	Introductory paragraph
RÜTGERS Group	Recitals, paragraph 3
SEC	Section 7.11
Seller, Sellers	Introductory paragraph
Sellers’ Accountant	Section 3.1
Sellers’ Guarantees	Section 7.4
Sellers’ Knowledge	Section 5, second paragraph
Sellers’ Marks	Section 7.8 (b)
Shares	Section 5.2 (a)
Sold Shares	Section 1.1
State Aids	Section 5.7 (c)
Tax	Section 9.1
Tax Asset	Section 9.1
Tax Loss	Section 9.6 (a)
Tax Refund	Section 9.1
Tax Return	Section 9.1
Tax Saving	Section 9.1
Taxing Authority	Section 9.1
Third-Party Claim	Section 8.6 (b)
Trapped Cash	Section 2.1
US Financial Statements	Section 7.11

US GAAP	Section 7.11
VFT Pensioners	Section 11.2 (c)

Düsseldorf, October 6, 2004

RÜTGERS AG	National Borden Chemical Germany GmbH

/s/ CLEMENS HERBERG	/s/ CHRISTIAN ULRICH WOLF
By: Clemens Herberg	By: Christian Ulrich Wolf
Attorney-in-fact	Attorney-in-fact

RÜTGERS Bakelite Projekt GmbH	Borden Chemical Inc.

/s/ JENS-UWE HERRMANN	/s/ JOCHEN ELLROTT
By: Jens-Uwe Herrmann	By: Jochen Ellrott
Attorney-in-fact	Attorney-in-fact

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